PROSPECTUS
                                                              FILED PURSUANT TO
                                                               RULE 424 (b) (3)
                                                              FILE NO: 333-39679

                       OFFER FOR ANY AND ALL OUTSTANDING
                   8 1/2% SENIOR SUBORDINATED NOTES DUE 2007
           IN EXCHANGE FOR 8 1/2% SENIOR SUBORDINATED NOTES DUE 2007,
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                        PHYSICIAN SALES & SERVICE, INC.
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON JANUARY 30, 1998, UNLESS EXTENDED.

  Physician Sales & Service, Inc., a Florida corporation (the "Company"), is hereby offering, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal," which together with this Prospectus constitutes the "Exchange Offer"), to issue $125,000,000 aggregate principal amount of its 8 1/2% Senior Subordinated Notes due 2007 (the "Exchange Notes"), in exchange for a like principal amount of the issued and outstanding 8 1/2% Senior Subordinated Notes due 2007 of the Company (the "Private Notes," and together with the Exchange Notes, the "Notes").

  The Private Notes were sold by the Company on October 7, 1997 to BT Alex. Brown Incorporated, Salomon Brothers Inc. and NationsBanc Montgomery Securities, Inc. (the "Initial Purchasers") in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Private Notes (i) with Qualified Institutional Buyers, within the United States, in reliance upon Rule 144A under the Securities Act and (ii) to a limited number of institutional "accredited investors," within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that agreed in writing to comply with certain transfer restrictions and other conditions. Accordingly, the Private Notes may not be reoffered or otherwise transferred in the United States or to U.S. Persons (as defined in Regulation S under the Securities Act) unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Private Notes are designated for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. and are eligible for resale pursuant to Rule 144A under the Securities Act. After the Exchange Offer, the Private Notes that remain outstanding will continue to be subject to the restrictions on transfer contained in the legend thereon and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to the registration requirements of, the Securities Act.

  There is no established trading market for the Exchange Notes. The Initial Purchasers have advised the Company that they presently intend to make a market in the Exchange Notes as permitted by applicable laws and regulations. The Initial Purchasers are not obligated, however, to make a market in the Exchange Notes and any market-making may be discontinued at any time in the sole discretion of the Initial Purchasers. The Company does not presently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Exchange Notes or that a market for the Exchange Notes will develop. See "Risk Factors-- Absence of Established Trading Market." To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments, general economic conditions, the Company's financial condition and other conditions). Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value.

  The terms of the Exchange Notes are identical in all material respects to the Private Notes, except that (i) the Exchange Notes will bear a different CUSIP Number from the Private Notes, (ii) the issuance of the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Private Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture (the "Indenture"), dated as of October 7, 1997, by and among the Company, the Subsidiary Guarantors named therein and SunTrust Bank, Central Florida, National Association, as Trustee (the "Trustee" or the "Exchange Agent"). See "The Exchange Offer" and "Description of Exchange Notes."

  Interest on the Exchange Notes will accrue from the date of original issuance, i.e. October 7, 1997 (the "Issue Date") thereof, payable semi-annually on each of April 1 and October 1 of each year, commencing April 1, 1998 at the rate of 8 1/2% per annum. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

  The Exchange Notes will be redeemable, in whole or in part, at the option of the Company, on or after October 1, 2002, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time, or from time to time, on or prior to October 1, 2000, the Company, at its option, may redeem, up to 40% of the aggregate principal amount of the Notes originally issued, with the net cash proceeds received from one or more Public Equity Offerings (as defined) by the Company at a redemption price equal to 108.500% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 60% of the original aggregate principal amount of the Notes originally issued remains outstanding after any such redemption. Upon a Change of Control (as defined), each holder of the Exchange Notes will have the right to require the Company to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Exchange Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain Asset Sales (as defined). See "Description of Exchange Notes."

  The Exchange Notes will be, and the Private Notes are, (i) general unsecured obligations of the Company, (ii) subordinated in right of payment to all existing and future Senior Indebtedness (as defined) and (iii) structurally subordinated to all existing and future indebtedness of the Company's subsidiaries that are not Subsidiary Guarantors (as defined). The Exchange Notes will, and the Private Notes do, rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and rank senior in right of payment to all other subordinated obligations of the Company. The Exchange Notes will, and the Private Notes are, unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by the Company's domestic subsidiaries ( the "Subsidiary Guarantors"). The Guarantees are and will be general unsecured obligations of the Subsidiary Guarantors and are and will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined). The Guarantees will and do rank pari passu in right of payment with all future senior subordinated indebtedness of the Subsidiary Guarantors and will and do rank senior in right of payment to all other subordinated obligations of the Subsidiary Guarantors. As of September 30, 1997, the Company and its subsidiaries has an aggregate of $1.8 million of Senior Indebtedness (including guarantees of $1.1 million of indebtedness of Foreign Subsidiaries (as defined), but excluding unused commitments of $60.0 million available under the Credit Facility (as defined)) which would rank senior to the Notes.

                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR PRIVATE NOTES.

                               ----------------

  The current offer and sale of the Exchange Notes are being registered under the Registration Statement of which this Prospectus forms a part in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of October 7, 1997, between the Company and the Initial Purchasers, on behalf of the original purchasers and subsequent transferees of the Private Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes in violation of the provisions of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes." Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. A broker-dealer holding Private Notes may participate in the Exchange Offer provided that it acquired the Private Notes for its own account as a result of market-making or other trading activities. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such Participating Broker-Dealer as a result of market-making or other trading activities. The Company and the Subsidiary Guarantors have agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by any Participating Broker-Dealer and other persons, if any, with similar prospectus delivery requirements for use in connection with any such resale of the Exchange Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

  The Company will accept for exchange Private Notes validly tendered prior to 5:00 p.m., New York City time, on January 30, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions, but is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--Certain Conditions to Exchange Offer."

  The Company will not receive any proceeds from the Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will pay all the expenses incident to the Exchange Offer (other than any underwriting discounts or commissions). In the event the Company terminates the Exchange Offer and does not accept for exchange any Private Notes, the Company will promptly return the Private Notes to the holders thereof. The "Exchange Offer."

                               ----------------

  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SUBSIDIARY GUARANTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL APRIL 2, 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A

PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES. NEITHER THE COMPANY NOR ANY OF THE SUBSIDIARY GUARANTORS IS MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

  NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

             The date of this Prospectus is December 29, 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  Each purchaser of Notes from the Initial Purchasers will be furnished with a copy of this Prospectus and any related amendments or supplements thereto. Each person receiving this Prospectus acknowledges that (i) such person has been afforded an opportunity to request from the Company, and to review and has received, all additional information considered by it to be reasonably necessary to verify the accuracy and completeness of the information herein and which the Company possesses or can acquire without unreasonable effort or expense, (ii) such person has not relied on the Initial Purchasers or any person affiliated with the Initial Purchasers in connection with its investigation of the accuracy of such information or its investment decision and (iii) except as provided pursuant to clause (i) of this paragraph, no person has been authorized to give any information or to make any representation concerning the Notes offered hereby other than those contained herein and, if given or made, such other information or representation should not be relied upon as having been authorized by the Company or the Initial Purchasers. While any Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Company at 4345 Southpoint Boulevard, Jacksonville, Florida, 32216 (904) 332-3000.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus and made a part hereof:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997 (including those portions of the Company's definitive proxy statement for the Annual Meeting of Shareholders held on July 22, 1997 incorporated by reference therein, but specifically excluding Items 6, 7 and 8 thereof);

    (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and September 30, 1997; and

    (iii) the Company's Current Reports on Form 8-K filed with the Commission on November 6, 1997, December 23, 1997 and December 23, 1997.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Neither the Company nor the Initial Purchasers will update this Prospectus for events occurring subsequent to the date of this Prospectus.

  Copies of the following documents incorporated by reference herein are delivered with this Prospectus as Annex A, Annex B and Annex C, respectively:
(i) the Company's Current Report on Form 8-K filed with the Commission on December 23, 1997 restating the Company's consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operation to reflect the Company's recent acquisition of S&W X-Ray, Inc.; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997; and (iii) the Company's Current Report on Form 8-K filed with the Commission on December 23, 1997 reporting the pro forma condensed combined financial statements of the Company and consolidated financial statements of Gulf South Medical Supply, Inc. Holders are urged to carefully read this Prospectus in conjunction with the Annexes delivered herewith.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE UPON REQUEST FROM DAVID A. SMITH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, PHYSICIAN SALES & SERVICE, INC., 4345 SOUTHPOINT BOULEVARD, JACKSONVILLE, FLORIDA 32216, (904) 332-3000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE JANUARY 23, 1998.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data including the consolidated financial statements of the Company and its subsidiaries, and the notes thereto, included or incorporated by reference elsewhere in this Prospectus, including the Annexes delivered herewith. As used in this Prospectus, unless the context otherwise requires, all references to "PSS" or the "Company" include Physician Sales & Service, Inc. and its subsidiaries. Certain statements in this Prospectus or incorporated herein by reference constitute forward-looking statements. See "Cautionary Notice Regarding Forward-Looking Statements."

                                  THE COMPANY

  Physician Sales & Service, Inc. ("PSS" or the "Company") is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, serving over 104,000 physician offices (representing approximately 54% of all physician offices) in all 50 states (the "Physician Supply Business"). The Company, which entered the imaging-supply market in November 1996, has grown to be the largest distributor of imaging supplies and equipment in the United States based on revenues, serving over 12,000 customer sites in 21 states (the "Imaging Business"). PSS also distributes medical products to office-based physicians and hospitals in five European countries (the "International Business"). PSS has grown rapidly in recent years through acquisitions, same-center growth and new-center development. Net sales and EBITDA (as defined) for the twelve months ended September 30, 1997 were $880.1 million and $40.1 million, respectively, up from $405.5 million and $13.8 million, respectively, in fiscal year 1994.

  PSS employed over 800 highly trained sales representatives as of September 30, 1997, over 700 of which are focused on the physician-office market. This large sales organization enables PSS to market medical products on a national basis and has positioned the Company as a distributor of choice for manufacturers whose products require consultative selling. PSS has established exclusive or semi-exclusive distribution arrangements for certain products with such leading manufacturers as Abbott Laboratories ("Abbott"), Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan Inc. and F. Hoffman-La Roche Ltd. PSS distributes over 39,000 medical products from 89 service centers, 64 of which are focused on the physician-office market, located throughout the United States and in Europe, enabling the Company to be highly responsive to local market needs, including providing same-day delivery service to most customers on a regular basis.

  The Company believes that the United States medical-products distribution market aggregates approximately $34 billion in annual revenues, of which approximately $6.5 billion represents the physician-office market (of which approximately $1 billion are imaging-related medical products) and the balance represents the hospital, ambulatory surgery center, long term care and home health care markets. The Company believes that the imaging-supply market is an approximately $5.5 billion component of the overall medical-products distribution industry, encompassing each of the hospital, physician and other provider segments. Revenues of the medical-products distribution industry are estimated to be growing as a result of a growing and aging population, increasing health care awareness, and expanding third-party insurance coverage. In addition, the physician market is benefiting from the shift of procedures and diagnostic testing from hospitals to alternate sites, particularly physician offices.

  The Company believes that in the United States there are approximately 300 companies serving the non-imaging physician-supply market and an additional approximately 400 companies serving the imaging-supply market. The physician-supply market has experienced rapid consolidation in recent years. The Company believes that the imaging-supply market is in the early stages of consolidation. The Company believes the consolidation in the physician-supply and imaging-supply markets is occurring due to local and regional distributors experiencing: (i) a lack of purchasing and administrative economies of scale;
(ii) reduced access to medical
equipment lines as manufacturers seek to reduce marketing costs by minimizing the number of distributors they use; (iii) consolidation among providers, who are increasingly seeking to reduce the number of suppliers from which they purchase medical products; (iv) a lack of resources for continued development and training of personnel for maintenance, expansion or replacement of existing business; and (v) a lack of resources to develop new distribution system technologies and services. PSS believes that, based on its broad scope of operations, commitment to superior customer service, strong information systems and expertise in integrating acquired businesses, the Company is well positioned to lead the consolidation of the medical-products distribution industry.

                             COMPETITIVE STRENGTHS

  PSS has developed leading market positions in the physician-supply and imaging-supply markets. The Company's competitive strengths are as follows:

  Large, Highly Trained Sales Force. The Company's sales force represents the largest medical-products distribution sales organization in the United States. PSS focuses on attracting sales personnel with superior sales aptitude and on extensive sales training. This large, highly trained sales force enables PSS to call on a majority of its office-based physician customers in the United States on a weekly basis and to sell technologically sophisticated, high-margin products. Furthermore, this sales organization positions PSS to serve as a preferred distribution channel for medical-products manufacturers that desire to outsource the distribution function.

  National Distribution Network. The Company has built a domestic network of 86 service centers, including 61 physician-supply service centers serving physician offices in all 50 states and 25 imaging-supply service centers serving customers in 21 states. The Company delivers to its customers directly from these service centers using its own fleet of approximately 620 delivery vans. This broad network allows the Company to provide its customers with high-quality service, including same-day delivery to most customers on a regular basis, and facilitates the Company's "no-hassle" return policy. In addition to its United States distribution network, the Company operates three service centers serving five European countries.

  Broad Line of Medical Products. PSS offers over 39,000 medical products, enabling the Company to address virtually all medical supply, equipment and pharmaceutical needs of office-based physicians. The Company sells a wide variety of products, ranging from cotton balls to hematology analyzers. This broad product line enables the Company to be a one-stop shop for its office-based physician customers. The Company's product line also includes private-label products, known as the Penny Saver product line, which has enabled PSS to reduce product-acquisition and inventory-carrying costs.

  Exclusive Distribution Relationships. The Company believes that it is a distributor of choice for medical-products manufacturers whose products require consultative selling because the PSS sales force has the expertise to understand and sell sophisticated medical products. For this reason, several medical-products manufacturers have outsourced distribution of certain products on an exclusive or semi-exclusive basis to PSS, including Abbott, Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan Inc. and F. Hoffman-La Roche Ltd.

  Sophisticated Information Systems. Through its ongoing commitment to information technology, PSS has developed several systems designed to enhance the Company's operating efficiency. The Company's Instant Customer Order Network ("ICONSM") system enables sales representatives to access customer information and place orders from any location using a wireless, pen-based, hand-held computer system, resulting in increased selling and operating efficiencies as well as an enhanced ability to provide same-day delivery. The Company's Back-Order Eliminator and Allocator of Resources ("BEAR") system allows PSS to optimize its inventory levels while maintaining high fill rates on a consistent basis. During fiscal year 1997, PSS developed and test-marketed the CustomerLink system, an Internet-based system that allows customers to place orders, obtain product and pricing information, and generate working-capital management reports. Additionally, the Company is currently implementing a delivery automation system that will generate optimized delivery-routing schedules.

  Acquisition Expertise. The Company has developed significant expertise in effecting and integrating acquisitions. PSS has completed 42, 11, and four acquisitions since fiscal year 1989 in its Physician Supply Business, Imaging Business and International Business, respectively. Through these acquisitions, the Company has developed efficient processes for integrating acquired companies' information systems and personnel into its business and for expanding acquired companies' service and product offerings. The Company believes that its acquisition expertise will allow it to continue to be a leading consolidator of the medical-products distribution market.

  Proven Management Team. The Company's management team has demonstrated a consistent ability to achieve rapid profitable growth. Management has maintained an annualized same-store sales growth rate in excess of 13% in its Physician Supply Business since 1993 and has expanded its EBITDA margin from 3.4% in fiscal year 1994 to 5.0% for the six months ended September 30, 1997. The Company has achieved this expansion of EBITDA margins despite the ongoing integration of acquired businesses that typically have lower margins than those of the Company.

                                    STRATEGY

  The Company's objectives are to be the leading distributor and marketer of medical products to office-based physicians and providers of imaging services in the United States, to expand its European medical supplies and equipment business, and to enhance its operating performance. The key components of the Company's strategy to achieve these objectives are to continue to:

  Pursue Strategic Acquisitions. The Company has made 42, 11, and four acquisitions since fiscal year 1989 in its Physician Supply Business, Imaging Business, and International Business, respectively. Recently, the Company acquired General X-Ray (as defined) and S&W X-Ray, Inc. ("S&W"), which had approximately $147.6 million in revenues, collectively, for the twelve months ended March 31, 1997. In addition, on December 14, 1997, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Gulf South Medical Supply, Inc. ("GSMS"), providing for the acquisition of GSMS through the merger of a wholly owned subsidiary of the Company with and into GSMS (the "Merger"). Pursuant to the Merger Agreement, each share of the $.01 par value common stock of GSMS ("GSMS Common Stock") will be exchanged for 1.75 shares of the $.01 par value common stock of PSS ("PSS Common Stock"). Consummation of the Merger is subject to approval by the shareholders of both the Company and GSMS and various state and federal regulatory agencies and other customary conditions. After consummating a merger or acquisition, the Company begins an intensive process of converting the acquired company to PSS' business model through information systems conversion, personnel development and training, and service and product expansion. The Company intends to continue to acquire local, regional, and other distributors in new and existing markets where PSS can leverage its distribution infrastructure, expand its geographic coverage and gain market share.

  Enhance Selling Capabilities. The Company believes its sales force and managers are its most valuable corporate assets. PSS focuses not only on the recruitment of sales personnel with superior sales aptitude, but also on the initial and continued development of its sales force through training at PSS University, its in-house educational center. The Company believes that this investment in personnel and training enables PSS to provide high-quality service to its customers, offer a sophisticated product line, and attract manufacturers that desire a means of rapidly bringing new products and technology to market.

  Offer a Broad Product Line Emphasizing Exclusive Products. PSS seeks to meet all of the medical products needs of office-based physicians and providers of imaging services. The Company currently stocks over 35,500 medical products in its Physician Supply Business and over 3,500 medical products in its Imaging Business. PSS also seeks to establish exclusive distribution and marketing arrangements for selected products. In the United States, the Company currently has exclusive or semi-exclusive marketing arrangements for certain products with Abbott, Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan, Inc. and F. Hoffman-La Roche Ltd. The Company believes that its sophisticated selling efforts, highly trained sales force, and large customer base provide manufacturers with a unique sales channel through which to distribute new and existing products that require consultative selling.

  Provide Differentiated, High-Quality Service. The Company believes its success to date has been based largely on its ability to provide superior customer service, including same-day delivery and "no-hassle" returns. Unlike its competitors, which generally ship products via common carrier, the Company operates its own fleet of over 620 delivery vans, thus enabling the Company to provide same-day delivery to virtually all of its customers. In addition, the Company believes its consultative selling approach enables it to understand and anticipate customer needs and that its information systems simplify and expedite the ordering process.

  Utilize Sophisticated Information Systems. In 1994, the Company implemented ICONSM, an ordering and customer data system, with its Physician Supply Business sales representatives. ICONSM has increased time available to sales representatives for selling, decreased operating expenses, and increased PSS' ability to provide same-day delivery. During fiscal year 1997, the Company developed and test marketed CustomerLink, an Internet-based system for inventory management and purchasing. PSS is also currently developing a separate hardware and software system for the Imaging Business that will incorporate CustomerLink and ICONSM. The Company intends to continue to develop sophisticated information technology, which it believes is essential to its continued success in integrating acquired businesses and increasing sales and profitability.

  Expand Operating Margins. The Company is pursuing several initiatives to enhance its operating margins. With respect to sales, PSS is focusing its efforts on higher-margin accounts and on sales of diagnostic equipment, often on an exclusive or semi-exclusive basis, that involve ongoing sales of high-margin reagents. With respect to its product line, PSS seeks to generate high sales volumes of selected products and to obtain such products on a discounted basis from manufacturers. Additionally, PSS has developed a private-label product line, Penny Saver, which has enabled PSS to lower product-acquisition and inventory-carrying costs. Finally, with respect to the Company's service center expansion program, PSS intends in the future to emphasize acquisitions over new-center development, avoiding the substantial start-up losses associated with new-center development.

  As a result of the successful implementation of this strategy, the Company has grown rapidly and expanded operating margins over the past several years. Net sales have increased at a compound annual rate of approximately 25% annually since fiscal year 1994 to $880.1 million for the twelve months ended September 30, 1997. During the twelve-month period ended September 30, 1997, PSS had EBITDA of $40.1 million, up from $13.8 million in fiscal year 1994. EBITDA margins have increased from 3.4% in fiscal year 1994 to 5.0% in the six months ended September 30, 1997.

                              RECENT DEVELOPMENTS

  On July 21, 1997, the Company completed the acquisition of General X-Ray, Inc., General Med Ventures, Inc. and General Med Ventures International, Inc. (collectively "General X-Ray"), a distributor of radiology and imaging equipment, chemicals and supplies and a provider of technical service to hospitals and alternate-site providers. General X-Ray operated seven sites in seven states, primarily in the Midwest, and had approximately $75.6 million in revenues for the twelve months ended March 31, 1997.

  On September 23, 1997, the Company completed the acquisition of S&W of Rochester, New York, a distributor of radiology and imaging equipment, chemicals and supplies, and a provider of technical services to hospitals and alternate-site providers. S&W operated five locations which served four Northeastern states and had approximately $72.0 million in revenues for the twelve months ended March 31, 1997.

  In October 1997, the Company acquired certain assets of a Imaging Division medical imaging distributor based in Tallahassee, Florida. The acquired company reported revenues of approximately $5.0 million for the latest twelve months.

  The transactions with General X-Ray and S&W will increase the Imaging Business' market presence in the Midwest and Northeast, respectively, and enable the Company to leverage its existing infrastructure and enhance its buying power.

  In October 1997, the Company merged with two Physician Supply Division medical supply and equipment distributors located in Phoenix, Arizona and Los Angeles, California in stock-for-stock mergers to be accounted for as pooling-of-interests. The acquired companies reported an aggregate of approximately $6.0 million in revenues for the latest twelve months.

  On December 14, 1997, the Company entered into a definitive Merger Agreement providing for the acquisition of GSMS by merger. GSMS is the largest distributor of medical supplies and related products to the long-term care industry, operating 23 regional distribution centers which serve 50 states. Pursuant to the Merger Agreement, each share of GSMS Common Stock issued and outstanding at the effective time of the Merger (other than treasury shares) will be exchanged for 1.75 shares of PSS Common Stock. Consummation of the Merger is subject to approval of both the Company and GSMS and various state and federal regulatory agencies and other customary conditions. The Company believes that if the Merger with GSMS is consummated, the combined company will be the leading distributor of medical products to the physician-office, imaging-supply and long-term care markets in the United States.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains and incorporates by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act") with respect to results of operations and businesses of the Company. All statements other than statements of historical facts included in this Prospectus, including those regarding market trends, the Company's financial position, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will," "should," "may," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors," and elsewhere in this Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. These forward-looking statements represent the Company's judgment as of the date of this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements. The Company disclaims, however, any intent or obligation to update its forward-looking statements.

                              THE INITIAL OFFERING

Private Notes...............  The Private Notes were sold by the Company on
                              October 7, 1997 to BT Alex. Brown Incorporated, Salomon Brothers Inc. and NationsBanc Montgomery Securities, Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated October 2, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Private Notes
                              (i) within the United States to qualified institutional buyers, in reliance upon Rule 144A under the Securities Act and (ii) to a limited number of institutional "accredited investors" that agreed in writing to comply with certain transfer restrictions and other conditions.

Registration Rights           Pursuant to the Purchase Agreement, the Company,
 Agreement..................  the Subsidiary Guarantors and the Initial
                              Purchasers entered into the Registration Rights
                              Agreement, which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered..........  $125,000,000 aggregate principal amount of 8 1/2%
                              Senior Subordinated Notes due 2007.

The Exchange Offer..........  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Private Notes. As of the date hereof, $125,000,000 aggregate principal amount of Private Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                              Based on interpretations by the staff of the Commission set forth in certain "no action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person, to participate in the distribution of such Exchange Notes in violation of the provisions of the Securities Act. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met.

                              A Participating Broker-Dealer holding Private Notes may participate in the Exchange Offer provided that it acquired the Private Notes for its own account as a result of market-making or other trading activities. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resales of Exchange Notes received in exchange for Private

                              Notes where such Private Notes were acquired by such Participating Broker-Dealer as a result of market-making or other trading activities. The Company and the Guarantors have agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by any Participating Broker-Dealer and other persons, if any, with similar prospectus delivery requirements for use in connection with any such resale of Exchange Notes. See "Plan of Distribution."

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in "no-action" letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.............  5:00 p.m., New York City time, on January 30,
                              1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
 Exchange Notes and the
 Private Notes..............  Interest on each Exchange Note will accrue from the Issue Date, i.e., October 7, 1997. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

Conditions to the Exchange    The Exchange Offer is subject to certain
 Offer......................  customary conditions, which may be waived by the
                              Company, but it is not conditioned upon any minimum aggregate principal amount of Private
                              Notes being tendered for exchange. See "The
                              Exchange Offer--Conditions."

Procedures for Tendering
 Private Notes..............  Each holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Private Notes and any other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company, among other things, (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business,
                              (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities
                              Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Company, (iv) if such holder is not a Participating Broker-Dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and
                              (v) if such holder is a Participating Broker-Dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See "The Exchange Offer-- Purpose and Effect of the Exchange Offer" and "Procedures for Tendering."

Untendered Private Notes....  Upon consummation of the Exchange Offer the provisions of the Registration Rights Agreement shall continue to apply (i) in the case of any holders that, in certain circumstances, become holders of unregistered Exchange Notes with respect to Private Notes, (ii) in the case of any holder that participates in the Exchange Offer and does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an "affiliate" of the Company within the meaning of the Securities Act) and (iii) to Exchange Notes held by Participating Broker-Dealers.

Consequences of Failure to    The Private Notes that are not exchanged pursuant
 Exchange...................  to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                              Offer--Consequences of Failure to Exchange."

Shelf Registration            If, (i) because of any change in law or in
 Statement..................  currently prevailing interpretations of the staff of the Commission, the Company and the Subsidiary
                              Guarantors are not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 165 days of the Issue Date,
                              (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or
                              (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company or any Subsidiary
                              Guarantor within the meaning of the Securities
                              Act), then in each case, the Company and the Subsidiary Guarantors have agreed to (x) promptly deliver to the holders and the Trustee written notice thereof and (y) at their sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the "Shelf
                              Registration Statement"), (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration
                              Statement, notify each such holder when the Shelf
                              Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities
                              Act in connection with such sales and will be bound by the provisions of the Registration
                              Rights Agreement that are applicable to such holder (including certain indemnification rights and obligations).

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than thirty days after the date that notice of the Exchange Offer is mailed in order to provide for the transfer of registered ownership.

Guaranteed Delivery           Holders of Private Notes who wish to tender their
 Procedures.................  Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Private
                              Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                              Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Private Notes
 and Delivery of Exchange
 Notes......................  The Company will accept for exchange any and all
                              Private Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Certain Federal Income Tax
 Considerations.............  It is anticipated that the exchange of Private
                              Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for United States federal income tax purposes, because under existing Treasury regulations, the Exchange Notes will not differ materially in kind or extent from the Private Notes. See "The Exchange Offer-- Certain Federal Income Tax Considerations."

Accounting Treatment........  The Exchange Notes will be recorded at the same carrying value as the Private Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

Use of Proceeds.............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent..............  SunTrust Bank, Central Florida, National
                              Association.

                               THE EXCHANGE NOTES

General.....................  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes (which they replace) except that (i) the Exchange Notes bear a different CUSIP Number from the Private Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Private Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Private Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

Exchange Notes Offered......  $125,000,000 aggregate principal amount of 8 1/2%
                              Senior Subordinated Notes due 2007.

Maturity Date...............  October 1, 2007.

Interest Payment Dates......  Interest on the Exchange Notes will accrue from the Issue Date, October 7, 1997, and will be payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1998. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

Optional Redemption.........  The Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after October 1, 2002, at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, at any time on or before October 1, 2000, the Company at its option, may redeem up to 40% of the aggregate principal amount of the Notes originally issued with the net proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least 60% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption. See "Description of Exchange Notes--Optional Redemption."

Change of Control...........  Upon a Change of Control, each holder of Exchange
                              Notes will have the right to require the Company to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Exchange Notes--Change of Control."

Ranking.....................  The Exchange Notes will be and the Private Notes are (i) general unsecured obligations of the Company, (ii) subordinated in right of payment to all existing and future Senior Indebtedness (as defined) and (iii) structurally subordinated to all existing and future indebtedness of the Company's subsidiaries that are not Subsidiary Guarantors (as defined). The Exchange Notes will rank and the Private Notes rank pari passu in right of payment with all other senior subordinated obligations of the Company and senior in right of payment to all other subordinated obligations of the Company. As of September 30, 1997, the Company and its subsidiaries had an aggregate of approximately $1.8 million of Senior Indebtedness (including guarantees of $1.1 million of indebtedness of Foreign Subsidiaries, but excluding unused commitments of $60.0 million available under the Credit Facility (as defined)) which would rank senior to the Notes. See "Description of Credit Facility."

Guarantees..................  The Notes are unconditionally guaranteed on a senior subordinated basis by all of the Company's domestic subsidiaries (the "Subsidiary Guarantors"). The Guarantees are general unsecured obligations of the Subsidiary Guarantors and are subordinated in right of payment to all existing and future Guarantor Senior

                              Indebtedness (as defined). The Guarantees rank pari passu in right of payment with all future senior subordinated indebtedness of the Subsidiary Guarantors and rank senior in right of payment to all other subordinated obligations of the Subsidiary Guarantors. As of September 30, 1997, the Subsidiary Guarantors had an aggregate of $0.4 million of Guarantor Senior Indebtedness (excluding unused commitments under the Credit Facility) which would rank senior to the Guarantees.

Certain Covenants...........  The Indenture contains certain covenants with respect to the Company and its subsidiaries that restrict, among other things: (i) the incurrence of additional indebtedness; (ii) the payment of dividends and other restricted payments; (iii) the creation of certain liens; (iv) the use of proceeds from sales of assets and subsidiary stock; (v) sale and leaseback transactions; and
                              (vi) transactions with affiliates. The Indenture also restricts the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. In addition, under certain circumstances, the Company will be required to offer to purchase the Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of repurchase, with the proceeds of certain Asset Sales. These restrictions and requirements are subject to a number of important qualifications and exceptions. See "Description of Exchange Notes--Certain Covenants."

  For additional information regarding the Notes, see "Description of Exchange
                                     Notes"

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Private Notes in like principal amount, the form and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Private Notes), except as otherwise described herein. The Private Notes surrendered in exchange for the Exchange Notes will be canceled and cannot be reissued.

  The net proceeds of approximately $119.8 million from the Initial Offering have been and will be used to finance future acquisitions of medical products distributors and for working capital and general corporate purposes. Pending such uses, the net proceeds of the Initial Offering have been invested in short-term interest-bearing securities. See "Use of Proceeds."

                                  RISK FACTORS

  Holders of Private Notes should carefully consider the specific factors set forth under "Risk Factors," as well as the other information and data included in this Prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                          FISCAL YEAR ENDED(1)
                          -------------------------------------------------------
                           APRIL 2,    APRIL 1,
                             1993        1994     MARCH 30,  MARCH 29,  MARCH 28,
                          (UNAUDITED) (UNAUDITED)   1995       1996       1997
                          ----------- ----------- ---------  ---------  ---------
OPERATING DATA:
 Net sales...............  $318,515    $405,535   $471,985   $589,120   $763,054
 Gross profit(2).........    93,884     116,863    132,315    162,590    208,990
 Restructuring
  charges(3).............       303         308      4,389        --         --
 Merger costs and ex-
  penses(4)..............       --          --         --      15,732     12,128
 Income from operations..     5,594       8,309      5,687      4,848      3,875
 Net income..............  $  1,467    $  2,009   $     60   $  2,129   $  4,427
BALANCE SHEET DATA:
 Working capital.........  $ 42,553    $ 51,487   $ 59,542   $177,263   $171,599
 Total assets............   105,345     137,985    148,824    295,870    321,269
 Long-term liabilities...    45,459      60,757     38,780      6,819      8,460
 Total shareholders' eq-
  uity...................    22,133      24,349     48,612    203,131    210,555
OTHER HISTORICAL FINAN-
 CIAL DATA
 (UNAUDITED):
 Same-center sales
  growth(5)..............      18.5%       27.7%      23.3%      26.8%      18.2%
 EBITDA(6)...............  $  9,586    $ 13,780   $ 17,218   $ 28,507   $ 31,990
 EBITDA margin(7)........       3.0%        3.4%       3.6%       4.8%       4.2%
 Capital expenditures....  $  3,871    $  4,131   $  3,477   $  5,401   $  6,054
 Ratio of earnings to
  fixed charges(8).......       1.5         1.6        1.5        1.7        2.9

                                                             TWELVE MONTHS ENDED
                                                             SEPTEMBER 30, 1997
                                                             -------------------
PRO FORMA FINANCIAL AND OTHER DATA (UNAUDITED)(9):
 LTM EBITDA(10).............................................      $ 40,060
 Pro forma total debt(11)...................................       135,744
 Pro forma LTM interest expense(12).........................        11,732
 Ratio of LTM EBITDA to pro forma LTM interest expense......           3.4x
 Ratio of pro forma total debt to LTM EBITDA................           3.4x
 Ratio of pro forma net debt to LTM EBITDA(13)..............           n/m

--------
(footnotes on next page)

--------
(1) The Company's fiscal year ends on the Friday closest to March 31. Fiscal years 1993 through 1995 ended on the Thursday closest to March 31. All periods presented were 52 weeks.

(2) Excludes fiscal year 1997 Physician Supply Business operating write-offs of inventory of branches involved in mergers of approximately $4.1 million.

(3) Restructuring charges reflect charges taken by a company merged with the Company pursuant to a pooling-of-interests transaction, prior to the date of merger. The fiscal year 1995 restructuring charge of $4,389 reflects the assessment of former management of such merged company of the under-realization of future benefits related to certain intangible assets. The fiscal year 1994 restructuring charge of $308 resulted from such merged company's consolidation of an acquisition. The fiscal year 1993 restructuring charge of $303 resulted from the write-down by former management of such merged company of capitalized software costs.

(4) Merger costs and expenses reflect direct merger expenses incurred in connection with mergers accounted for as pooling-of-interests transactions.

(5) Same-center sales growth is determined by comparing the aggregate sales for service centers which have been in operation for at least two consecutive 12-month periods. Fiscal years 1993 through 1995 exclude the results of Taylor Medical, Inc. ("Taylor") which merged with the Company in August 1995 in a pooling-of-interests transaction. All same-center sales growth data exclude the Imaging Business and are adjusted for merged centers.

(6) EBITDA represents income (loss) before income taxes, interest expense, depreciation and amortization, gains and losses on asset sales and non-recurring charges such as restructuring costs, merger costs and expenses and other operating charges related to mergers. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to income from operations or net income computed in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance, as an alternative to cash flow from operating activities or as a measure of liquidity. The Company believes that EBITDA is a standard measure of liquidity commonly reported and widely used by analysts, investors and other interested parties in the financial markets. However, not all companies calculate EBITDA using the same method and the EBITDA numbers set forth above may not be comparable to EBITDA reported by other companies.

(7) EBITDA margin represents the ratio of EBITDA to net sales.

(8) For purposes of computing this ratio, earnings consist of income (loss) before income taxes and extraordinary items and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized and the portion of operating lease rental expense that is representative of the interest factor (estimated to be one-third of operating lease rental expense).

(9) Except as set forth in note 11 below, pro forma financial data are presented as if consummation of the Initial Offering occurred on July 1, 1996. Pro forma financial data do not assume any investment return on the net proceeds of the Initial Offering and do not reflect any adjustments for acquisitions since July 1, 1997. Pro forma financial data are provided for comparative purposes only and are not necessarily indicative of the actual results that would have been achieved had the Initial Offering occurred on the date indicated or that may be achieved in the future.

(10) LTM EBITDA represents the actual EBITDA for the twelve months ended September 30, 1997.

(11) Assumes consummation of the Initial Offering occurred on September 30,
     1997.

(12) Pro forma LTM interest expense represents interest expense for the twelve months ended September 30, 1997 assuming consummation of the Initial Offering occurred on October 1, 1996.

(13) Ratio of pro forma net debt to LTM EBITDA represents pro forma total debt less pro forma cash, cash equivalents and marketable securities divided by LTM EBITDA. Because the sum of pro forma cash, cash equivalents and marketable securities exceeds pro forma total debt, this ratio is not meaningful.

                            SUMMARY STATISTICAL DATA
                             (DOLLARS IN THOUSANDS)

                              APRIL 2,  APRIL 1,  MARCH 30,  MARCH 29,  MARCH 28,
                                1993      1994      1995       1996       1997
                              --------  --------  ---------  ---------  ---------
TOTAL COMPANY:
 Revenue growth.............      23.1%     27.3%     16.4%      24.8%      29.5%
 Adjusted revenue
  growth(1).................      29.4%     43.4%     39.2%      82.3%      52.5%
 Revenue mix:
 Physician Supply Business..  $227,046  $304,492  $366,285   $483,294   $601,310
 Imaging Business(2)........    91,469   101,043   105,700    105,826    146,037
 International Business.....                                              15,707
 Gross margin percent-
  age(6)....................      29.5%     28.8%     28.0%      27.6%      27.4%
 Sales representatives......       339       386       481        722        817
 Service centers(3).........        47        52        61         72         84
 States served..............        37        44        48         50         50
 Days sales outstanding(4)..        56        54        55         55         56
 Average inventory turn-
  over(5)...................       7.7       8.1       8.7        8.4        8.2
PHYSICIAN SUPPLY BUSINESS:
 Revenue mix:
 Medical supplies...........      70.7%     65.3%     64.2%      70.6%      67.3%
 Equipment..................      15.4      17.7      21.7       18.1       21.0
 Pharmaceuticals............      10.0      13.6      12.6       10.4       11.0
 Service and other..........       3.9       3.4       1.5        0.9        0.7
 Gross margin percentage....      34.0%     32.7%     30.8%      29.4%      27.9%
 Sales representatives......       315       362       455        692        720
 Service centers(3).........        40        45        54         64         61
 States served..............        33        44        48         50         50
IMAGING BUSINESS(2):
 Gross margin percentage....      18.3%     17.8%     18.3%      19.5%      21.2%
 Sales representatives......        24        24        26         30         73
 Service specialists........        90        98       104        112        223
 Service centers............         7         7         7          8         21
 States served..............         9         9         9          9         16
INTERNATIONAL BUSINESS:
 Sales representatives......                                                  24
 Service centers............                                                   2
 Countries served...........                                                   5

--------

(1) Adjusted revenue growth represents historical net sales growth excluding the restatements for the mergers with Taylor, X-ray of Georgia ("X-ray Georgia"), and S&W which were accounted for as poolings of interests.

(2) All Imaging Business data for periods prior to November 1996 reflect the pre-merger financial data of companies acquired through pooling-of-interests transactions. Revenue mix for the Imaging Business is not available for the periods presented.
(3) Fiscal years 1993 through 1995 exclude Taylor service centers.
(4) Represents the average number of days that accounts receivable are outstanding calculated by dividing the average annual accounts receivable balance by the average daily sales.
(5) Represents the average number of inventory turns per year calculated by dividing annual costs of sales by average annual inventory.

(6) Excludes fiscal year 1997 Physician Supply Business operating write-offs of inventory of branches involved in mergers of approximately $4.1 million.

                                 RISK FACTORS

HIGH LEVEL OF INDEBTEDNESS

  Upon consummation of the Initial Offering the Company became highly leveraged. At September 30, 1997, the Company's consolidated indebtedness was $10.7 million and the Company had commitments of $60.0 million available for borrowing under the Credit Facility. See "Capitalization." The Company may incur additional indebtedness in the future, including Senior Indebtedness, subject to limitations imposed by the Indenture and the Credit Facility. The level of the Company's indebtedness could have important consequences to the holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Certain of the Company's competitors may currently operate on a less leveraged basis and therefore could have significantly greater operating and financing flexibility than the Company. The Company's ability to make payments with respect to the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.

ABILITY TO SERVICE DEBT

  As a result of the issuance of the Private Notes, the Company's interest expense has increased compared to prior years. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Credit Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. This belief assumes, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. However, if the Company is unable to generate sufficient cash flow from operations to service its indebtedness, it will be forced to adopt an alternate strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

  The Indenture imposes certain limitations on the ability of the Company to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to Senior Indebtedness and senior in right of payment to the Notes, incur liens, imposes restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of Exchange Notes--Certain Covenants." If the Company fails to comply with these covenants, it would be in default under the Indenture and the principal and accrued interest on the Notes would become due and payable. In addition, the Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying its indebtedness (including the Notes). The Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests may be affected by events beyond its control and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Facility and/or the Indenture. If an event of default should occur under the Credit Facility, the lenders can elect to declare all amounts of principal outstanding under the Credit Facility, together with all accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the Credit Facility indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. Substantially all of the assets of the Company are pledged as security under the Credit Facility. In addition, a default under the Credit Facility or the instruments governing the Company's or its subsidiaries' other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's or its subsidiaries' other indebtedness, and a default under the Indenture could constitute a cross-default under the Credit Facility or the instruments governing the Company's or its subsidiaries' other indebtedness. See "Description of Exchange Notes--Certain Covenants" and "--Events of Default" and "Description of Credit Facility."

SUBORDINATION OF EXCHANGE NOTES; ASSET ENCUMBRANCE

  The Exchange Notes will be, and the Private Notes are, subordinated in right of payment to all Senior Indebtedness, including Senior Indebtedness incurred after the date of the Indenture. As of September 30, 1997, the Company had an aggregate of $1.8 million of Senior Indebtedness outstanding, including guarantees of $1.1 million of indebtedness of Foreign Subsidiaries, and the Company had available $60.0 million for borrowings under the Credit Facility. The Indenture permits the Company to incur Senior Indebtedness under the Credit Facility as well as additional Senior Indebtedness (provided certain financial or other conditions are met). Certain of the Company's domestic subsidiaries have guaranteed the obligations of the Company under the Indenture and the Notes, but such guarantees are subordinated to all Senior Indebtedness of such Subsidiary Guarantors, which include the guarantees of the Company's indebtedness under the Credit Facility. The Exchange Notes and the Guarantees will be, and the Private Notes and the Guarantees are, subordinated in right of payment to all existing and future Senior Indebtedness of the Company and the Subsidiary Guarantors, respectively, including the principal, premium (if any) and interest with respect to the Senior Indebtedness under the Credit Facility and guarantees thereof.

  The Company may not pay principal of, premium (if any) on, or interest on, the Notes, make any deposit pursuant to defeasance provisions or repurchase or redeem or otherwise retire any Notes (i) if any Senior Indebtedness (as defined) is not paid when due or (ii) if any other default on Designated Senior Indebtedness occurs that permits the holders of such Designated Senior Indebtedness to accelerate maturity of such Designated Senior Indebtedness, in accordance with its terms, and the Trustee receives a notice of such default unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full or, in the case of any default other than a payment default, 179 days have passed since the default notice is given. See "Description of Exchange Notes--Subordination." Upon any payment or distribution of the assets of the Company or any Subsidiary Guarantor in connection with a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or such Subsidiary Guarantor, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See "Description of Exchange Notes--Subordination." The Private Notes also are, and the Exchange Notes will be, unsecured and thus, in effect, will rank junior to any secured indebtedness of the Company or the Subsidiary Guarantors. The indebtedness and guarantees outstanding under the Credit Facility are secured by liens upon substantially all assets, including all receivables, inventory and general intangibles and equipment. See "Description of Credit Facility."

RELIANCE ON PAYMENTS OF SUBSIDIARY GUARANTORS; SURETYSHIP DEFENSES

  The Company conducts all of the operations of its Imaging Business and International Business, as well as a portion of its Physician Supply Business, through its subsidiaries. Therefore, the Company is required to rely, in part, upon payment from its subsidiaries for the funds necessary to meet its obligations, including the payment of interest on the principal of the Notes. The ability of the subsidiaries to make such payments will be subject to, among other things, applicable laws. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company.

  Although the Guarantees provide the holders of the Notes with a direct claim against the assets of the Subsidiary Guarantors, enforcement of the Guarantees against any Subsidiary Guarantor would be subject to certain "suretyship" defenses available to guarantors generally, and such enforcement would also be subject to certain defenses available to the Subsidiary Guarantors in certain circumstances. See "--Fraudulent Conveyance Risks." Although the Indenture contains waivers of most "suretyship" defenses, there can be no assurance that those waivers would be enforced by a court in a particular case. To the extent that the Guarantees are not enforceable, the Notes and Guarantees would be effectively subordinated to all liabilities of the Subsidiary Guarantors, including trade payables of such Subsidiary Guarantors, whether or not such liabilities otherwise constitute Guarantor Senior Indebtedness under the Indenture. In addition, certain of the Company's subsidiaries, primarily the foreign subsidiaries, are not Subsidiary Guarantors, and the Notes are effectively subordinated to all liabilities of such subsidiaries, including trade payables. Moreover, although the Credit Facility will generally permit subsidiaries to pay dividends in amounts sufficient to pay interest on the Notes, the payment of dividends to the Company by its subsidiaries is contingent upon the earnings of those subsidiaries and approval of those subsidiaries.

CONSEQUENCES OF FAILURE TO EXCHANGE PRIVATE NOTES

  Holders of Private Notes who do not exchange their Private Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Private Notes and the restrictions on transfer of such Private Notes set forth in the legend thereon as a consequence of the issuance of the Private Notes pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Private Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Private Notes under the Securities Act. See "The Exchange Offer."

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the Exchange Notes in exchange for the Private Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification or defects or irregularities with respect to the tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected. See "The Exchange Offer."

FRAUDULENT CONVEYANCE RISKS

  If the court in a lawsuit brought by an unpaid creditor or representatives of creditors, such as a trustee in bankruptcy or the Company or any Subsidiary Guarantor as a debtor-in-possession, were to find under relevant federal and state fraudulent conveyance statutes that the Company or any Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Private Notes or the Guarantee and that, at the time of such incurrence, the Company or such Subsidiary Guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining with the Company or such Subsidiary Guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured; such court, subject to applicable statutes of limitation, could avoid the Company's obligations under the Notes, or the Subsidiary Guarantor's obligations under the Guarantee, subordinate the Notes or the Guarantee to the other indebtedness of the Company or such Subsidiary Guarantor, or take other action detrimental to the holders of the Notes. The measure of insolvency used by a court will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if, at the time it incurred or incurs the indebtedness constituting the Notes, either (i) the fair market value (or fair salable value) of its assets was less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and matured or (ii) it was incurring debts beyond its ability to pay as such debts mature.

  The Company believes that it has received and will receive fair consideration and reasonably equivalent value for the Private Notes and Exchange Notes and that at the time of, and after giving effect to, the incurrence of the indebtedness and obligations evidenced by the Private Notes and the Exchange Notes, the Company and the Subsidiary Guarantors (i) were not and will not be, as the case may be, insolvent nor rendered insolvent thereby,
(ii) had and will have, as the case may be, sufficient capital to operate their business effectively, (iii) were incurring and will be incurring, as the case may be, debts within their ability to pay as the same mature or become due and (iv) had and will have, as the case may be, sufficient resources to satisfy any probable money judgment against them in any pending action. In reaching the foregoing conclusions, the Company has relied upon its analysis of internal cash flow projections and estimated values of assets and liabilities of the Company. There can be no assurance, however, that such analysis will prove to be correct or that a court passing on such questions would reach the same conclusions.

  Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings are initiated by or against the Company or any Subsidiary Guarantor within 90 days (or a longer period if the holder of the Notes was deemed to be an "insider") after any payment by the Company or any Subsidiary Guarantor with respect to the Notes or the Guarantees or if the Company or any Subsidiary Guarantor anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

ABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase its Notes at 101% of the principal amount thereof plus accrued and unpaid interest outstanding, if any, to the date of repurchase. A Change of Control will likely trigger an event of default under the Credit Facility which would permit the lenders thereto to accelerate the debt under the Credit Facility. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered and to repay debt under the Credit Facility. In addition, the terms of the Credit Facility may limit the Company's ability to purchase any Notes and will also identify certain events that would constitute a change of control, as well as certain other events with respect to the Company or certain of its subsidiaries, that would constitute an event of default under the Credit Facility. See "Description of Credit Facility." Any future credit agreements or other agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowing, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under certain of the Company's existing debt agreements and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In addition, the provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of Notes, if such transaction does not result in a Change of Control. See "Description of Credit Facility" and "Description of Exchange Notes--Change of Control."

ACQUISITION STRATEGY

  The Company has grown through, and anticipates that it will continue to grow through, the acquisition of medical-products distributors. For example, on December 14, 1997, the Company entered into a definitive Merger Agreement providing for the acquisition of GSMS by merger. Pursuant to the Merger Agreement, each share of GSMS Common Stock issued and outstanding at the effective time of the Merger (other than treasury shares) will be exchanged for 1.75 shares of PSS Common Stock. Consummation of the Merger is subject to approval of the shareholders of both the Company and GSMS and various state and federal regulatory agencies and other customary conditions. The Company has also added the Imaging Business and the International Business through acquisitions and may enter new lines of business and new geographic areas through acquisitions. Acquisitions, including the proposed Merger with GSMS, may expose the Company to particular risks, including, without limitation, diversion of management's attention, the inability to integrate acquired companies into the Company's operations, assumption of liabilities and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on the financial condition or results of operations of the Company. Depending on the value and nature of the consideration paid by the Company for acquisitions, such acquisitions may adversely affect the Company's liquidity. In making acquisitions in the future, the Company anticipates that it may compete for acquisitions with other companies, many of which are larger and have greater financial resources than the Company. There can be no assurance that the Company will be successful in consummating acquisitions and integrating them into the Company's operations or that the anticipated benefits of such acquisitions will be realized. The Company has financed acquisitions, and anticipates that it will finance future acquisitions, through cash on hand, the issuance of common stock and borrowings. Such financing may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, either of which could have a material adverse effect on the Company's financial condition and results of operations. The Company has taken, and in the future may take, charges in connection with acquisitions. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based. The Credit Facility limits acquisitions and contains financial covenants which may further limit the Company's ability to make acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business" and "Description of Credit Facility."

OPENING OF START-UP SERVICE CENTERS

  The Company has grown through, and the Company anticipates that it will continue to grow through, the opening of start-up service centers. The Company anticipates that each start-up service center opened will generally incur operating losses for a period of time which has historically been approximately 18 months. Accordingly, the Company's planned expansion creates numerous risks, including the risk that the expansion may have an adverse effect on working capital and earnings during the expansion period, and that substantial indebtedness may be incurred in connection with, and significant losses could result from, unsuccessful start-ups.

EXPANSION INTO NEW LINES OF BUSINESS

  The Company recently has expanded into new product areas, including distributing imaging equipment, chemicals and supplies and providing technical service to physicians, other alternate-site providers and hospitals through its Imaging Business. The integration and operation of this new business may place significant demands on the Company's management and other resources. There can be no assurance that there will be any operating efficiencies between the Physician Supply Business and the Imaging Business or that the Imaging Business can be operated profitably. The Company has pursued, and anticipates that it will continue to aggressively pursue, expansion opportunities in this market; however, there can be no assurance that the Company will be successful in acquiring, integrating or operating additional businesses. See "Acquisition Strategy" and "Business-- Acquisitions." In addition, although the Company is restricted by the terms of the Indenture from engaging in any business other than those engaged in on the date of the Indenture and certain reasonably related businesses, the Company may in the future, enter into other lines of business, which may have the same or additional risks as its existing businesses. There can be no assurance that if the Company were to enter into any additional lines of business that it would be able to operate such businesses successfully.

MANAGEMENT OF INTERNATIONAL BUSINESS

  Through its WorldMed International, Inc. subsidiary, the Company has recently acquired medical supply distributors serving physicians in Belgium, France, Germany, Luxembourg and the Netherlands and plans to increase its presence in European markets. As the Company expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. The Company has encountered and expects to encounter significant expense and delay in expanding its international operations because of language and cultural differences, and staffing, communications and related issues. There can be no assurance that the Company's services and business practices will be accepted by vendors, physicians or other involved parties in foreign markets. The cost of medical care in many European countries is funded by the government, which may significantly impact spending budgets in certain markets. International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collection, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices.

DEPENDENCE ON VENDOR RELATIONSHIPS

  The Company distributes over 39,000 medical products manufactured by approximately 3,000 vendors and is dependent on these vendors for the manufacture and supply of product. The Company has entered into a contract with Abbott which accounted for approximately 14% and 16% of the Company's revenues in fiscal years 1996 and 1997, respectively, and which may be terminated by Abbott if the Company does not meet certain sales levels. The Company and Abbott have in the past renegotiated such sales levels. Sales pursuant to a distribution agreement with F. Hoffman-La Roche Ltd. accounted for approximately four percent of the Company's sales in fiscal year 1997. In addition, the Company has entered into other separate exclusive distribution agreements, including agreements for certain products manufactured by Siemens AG, Hologic, Inc., C. R. Bard, Inc., Tanita Corporation of America, Inc. and HumaScan Inc. The Company's ability to maintain good relations with these vendors will affect the profitability of its business. Currently, the Company relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives; (iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that the Company will maintain good relations with its vendors.

DEPENDENCE ON KEY MANAGEMENT

  The success of the Company is dependent upon the efforts and abilities of its senior management. The loss of one or more of such individuals may adversely affect the Company's business. Because of the Company's decentralized operating structure, the Company is also dependent upon its operations and sales managers for each of its service areas. There can be no assurance that the Company will be able to retain such key personnel or attract qualified personnel in the future.

DEPENDENCE ON SALES REPRESENTATIVES AND SERVICE SPECIALISTS

  The Company believes that to be successful it must continue to hire, train and retain highly qualified sales representatives and service specialists. The Company's sales growth has resulted largely from hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of the Company. Due to the relationships developed between the Company's sales representatives and its customers, upon the departure of a sales representative the Company faces the risk of losing the representative's customers, especially if the representative were to act as a representative of the Company's competitors. The Company generally requires its sales representatives and service specialists to execute a non-competition agreement as a condition of their employment, however the Company has not obtained non-competition agreements from certain of the sales representatives and service specialists hired through acquisitions. Although courts have generally upheld the terms of the Company's non-competition agreements in the past, there can be no assurance that such agreements will be upheld in the future. In addition, the radiology and imaging equipment market served by the Imaging Business is reliant on the hiring and retention of skilled service specialists to maintain such equipment. There is a current shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability of the Company to hire or retain such skilled specialists could limit its ability to expand its Imaging Business and adversely affect its business, financial condition and results of operations. There can be no assurance that the Company will be able to retain or attract qualified personnel in the future.

IMAGING BUSINESS TECHNOLOGY

  The development of new technology may change the manner in which diagnostic imaging services are provided. Recently, certain manufacturers have developed digital radiology equipment that does not rely on film and film products, which currently constitute a substantial percentage of the products distributed by the Imaging Business. No assurance can be given that the introduction and proliferation of digital radiology or other technological changes will not result in a material adverse change in the Imaging Business. While the Company anticipates that it will distribute new imaging technology, there can be no assurance that the Company will obtain distribution agreements or develop vendor relationships to distribute such new technology. In addition, there can be no assurance that the Company would be able to distribute any such new technology profitably.

REGULATION OF AND CHANGE IN THE PRACTICE OF MEDICINE

  The health care industry, including the practice of medicine by physicians, is subject to extensive government regulation, licensure and operating procedures. The Company cannot predict the impact that present or future regulations may have on operations of the Company or on its plan to expand its business activities. In addition, as consolidation among physician provider groups continues and provider networks are created, purchasing decisions may shift to individuals with whom the Company has not had prior selling relationships. The Company is increasingly focusing on national accounts where the purchasing decision may not be made by the Company's traditional physician customers. There can be no assurance that the Company will be able to maintain its customer relationships in such circumstances or that such provider consolidation will not result in reduced operating margins. See "Business-- Regulatory Matters."

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

  The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by the Company.

TWO-TIER PRICING

  As a result of the Non-Profit Act of 1944, the medical-products industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to non-profit hospitals, can obtain more favorable prices for medical products than the Company. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although the Company is seeking to obtain similar terms from its manufacturers, there can be no assurance that such terms can be obtained. Such a pricing structure, should it persist, may place the Company at a competitive disadvantage.

COMPETITION

  The distribution and marketing of medical products is highly competitive. The Company's competitors include full-line, full-service medical supply companies, some of which are national in scope, local and regional distributors and manufacturers who distribute their products directly to users. These companies have sales representatives competing directly with the Company. There are also several mail order firms which distribute medical products on a national or regional basis. Some of the Company's competitors are substantially larger in size and have substantially greater financial resources than the Company. The Company could encounter additional competition because many of the products it sells are readily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. In addition, a competitor of the Company could obtain exclusive rights to market a certain product to the exclusion of the Company. There can be no assurance that the Company will not face increased competition in the future.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

  Net sales and operating results may fluctuate quarterly as a result of demand for the Company's products and services, the introduction of new products and services by the Company and its competitors, acquisitions or investments, changes in manufacturers' prices or pricing policies, changes in the level of operating expenses, product supply shortages, inventory adjustments, changes in product mix and general competitive and economic conditions. In additional, a substantial portion of the Company's net sales in each quarter result from orders booked in such quarter. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods, the Company's operating results may be below the expectations of analysts and investors, which could materially and adversely affect the trading price of the Private Notes and, when issued, the Exchange Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

LIABILITY EXPOSURE

  Although the Company is not a manufacturer, the distribution of medical supplies and equipment entails risks of product liability. Despite the fact that the Company has not to date experienced any significant product liability claims and currently maintains liability insurance coverage, such insurance is expensive, difficult to obtain and may be unobtainable in the future on acceptable terms, if at all. The Company operates approximately 620 vans to deliver medical products on a same-day delivery basis. The Company has experienced various claims regarding motor vehicle accidents, all of which have been covered by insurance, subject to applicable retentions and deductibles. The Company believes that it maintains adequate insurance coverage for such claims. Nevertheless, the amount and scope of any coverage may be inadequate in the event that a product liability or motor vehicle accident claim is successfully asserted against the Company.

RELIANCE ON DATA PROCESSING

  The Company's business is dependent upon its ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade its data processing capabilities. The Company typically receives rebates from manufacturers for the purchase of certain products for its Imaging Business and needs sophisticated systems to carefully track and apply for such rebates. Interruption of data processing capabilities for any extended length of time, the failure to upgrade data services, the inability of the Company's data processing system to support the expanded scope of the Company's business or to adequately track the Imaging Business rebates, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer problems could have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL LIABILITIES AND REGULATIONS

  The past and present business operations of the Company and the past and present ownership and leasing of real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances. Certain of the products distributed and serviced by the Imaging Business contain chemicals and byproducts which require proper disposal under applicable environmental law. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on its properties. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of applicable regulatory agencies or stricter interpretations of existing laws, and discovery of new conditions, may require additional expenditures by the Company, some of which may be material.

ABSENCE OF ESTABLISHED TRADING MARKET

  The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to: (i) the liquidity of any such market that may develop; (ii) the ability of holders of Exchange Notes to sell their Exchange Notes; or (iii) the price at which the holders of Exchange Notes would be able to sell their Exchange Notes. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of the Company and its subsidiaries. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the Exchange Notes, when issued. However, the Initial Purchasers are not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. See "Exchange Offer." There can be no assurance that even following registration of the Exchange Notes an active trading market will exist for the Exchange Notes, or that such trading market will be liquid.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Private Notes in like principal amount, the form and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Private Notes), except as otherwise described herein. The Private Notes surrendered in the exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the capitalization tables.

  The net proceeds of the Initial Offering (approximately $119.8 million after Initial Purchasers' discounts and expenses associated with the Initial Offering) have been and will be used to finance future acquisitions of additional medical products distributors and for working capital and general corporate purposes. Pending such uses, the net proceeds of the Initial Offering have been invested in short-term interest-bearing securities. The Company is restricted in its ability to invest the net proceeds of the Initial Offering pending their application by the terms of the Indenture and the Credit Facility. It is anticipated that the rate of return to be earned by the Company on such net proceeds will be less than the interest rate on the Notes. See "Description of Credit Facility" and "Description of Exchange Notes-- Certain Covenants--Limitation on Restricted Payments."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997, on an actual basis and as adjusted to reflect the Initial Offering. This table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included or incorporated by reference elsewhere in this Prospectus, including the Annexes delivered herewith.

                                                     AS OF SEPTEMBER 30, 1997
                                                     ---------------------------
                                                       ACTUAL      AS ADJUSTED
                                                     ------------ --------------
                                                          (IN THOUSANDS)
                                                           (UNAUDITED)
Debt (1):
  Credit Facility................................... $          0  $          0
  Capital lease obligations.........................          315           315
  Notes.............................................            0       125,000
  Other debt........................................       10,429        10,429
                                                     ------------  ------------
    Total long-term debt............................       10,744       135,744
Total shareholders' equity..........................      234,001       234,001
                                                     ------------  ------------
    Total capitalization............................     $244,745      $369,745
                                                     ============  ============

--------
  (1) Includes current maturities.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data for fiscal years 1995 through 1997 were derived from the audited consolidated financial statements of the Company which include the pre-merger financial information for the mergers of Taylor, X-ray Georgia, and S&W. The selected financial data for fiscal years 1993 and 1994 has been derived from the Company's unaudited consolidated financial statements which include the pre-merger financial information for the mergers of Taylor, X-ray Georgia, and S&W. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the Notes thereto included or incorporated by reference elsewhere in this Prospectus, including the Annexes delivered herewith.

                                           FISCAL YEAR ENDED(1)
                           -----------------------------------------------------
                            APRIL 2,    APRIL 1,
                              1993        1994     MARCH 30, MARCH 29, MARCH 28,
                           (UNAUDITED) (UNAUDITED)   1995      1996      1997
                           ----------- ----------- --------- --------- ---------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Net sales...............   $318,515    $405,535   $471,985  $589,120  $763,054
 Gross profit(7).........     93,884     116,863    132,315   162,590   208,990
 Selling, general and
  administrative
  expenses...............     87,987     108,246    121,407   141,160   186,941
 Restructuring
  charges(2).............        303         308      4,389       --        --
 Merger costs and
  expenses(3)............        --          --         --     15,732    12,128
 Net income before
  extraordinary item.....      1,467       2,336         60     2,129     4,427
 Extraordinary loss, net
  of tax(4)..............        --          327        --        --        --
 Net income..............   $  1,467    $  2,009   $     60  $  2,129  $  4,427
 Net income before
  extraordinary item per
  share..................   $   0.08    $   0.12   $    --   $   0.06  $   0.12
 Extraordinary loss per
  share, net of tax......        --     $  (0.02)       --        --        --
 Net income per share....   $   0.08    $   0.14   $    --   $   0.06  $   0.12
 Unaudited pro forma net
  income including pro
  forma tax adjustment on
  pooled S-Corporation
  income and excluding
  merger costs and
  expenses, restructuring
  charges, and fiscal
  year 1997 other
  operating
  charges(2)(3)(5).......   $  1,490    $  2,057   $  4,802  $ 11,531  $ 14,533
 Unaudited pro forma net
  income per share
  including pro forma tax
  adjustment on pooled S-
  Corporation income and
  excluding merger costs
  and expenses,
  restructuring charges,
  and fiscal year 1997
  other operating
  charges(2)(3)(5).......   $   0.08    $   0.11   $   0.19  $   0.35  $   0.38
 Weighted average shares
  outstanding(6).........     18,431      19,472     25,101    32,870    38,015
BALANCE SHEET DATA AT END
 OF PERIOD:
 Working capital.........   $ 42,553    $ 51,487   $ 53,626  $172,696  $164,454
 Total assets............    105,345     137,985    134,426   278,958   298,286
 Long-term liabilities...     45,459      60,757     33,869     4,132     5,194
 Total shareholders'
  equity.................     22,133      24,349     46,326   199,550   205,600

--------
(1) The Company's fiscal year ends on the Friday closest to March 31. Fiscal years 1993 through 1995 ended on the Thursday closest to March 31. All periods presented were 52 weeks.
(2) Restructuring charges reflect charges taken by a company merged with the Company pursuant to a pooling-of-interests transaction, prior to the date of merger. The fiscal year 1995 restructuring charge of $4,389 reflects the assessment of former management of such merged company of the under-realization of future benefits related to certain intangible assets. The fiscal year 1994 restructuring charge of $308 resulted from such merged company's consolidation of an acquisition. The fiscal year 1993 restructuring charge of $303 resulted from the write-down by former management of such merged company of capitalized software costs.
(3) Merger costs and expenses reflect direct merger expenses incurred in connection with mergers accounted for as pooling-of-interests transactions.
(4) The extraordinary item in fiscal year 1994 resulted from early extinguishment of debt by Taylor prior to its merger with the Company.
(5) Fiscal year 1997 other operating charges represent write-offs of inventory of $4,090 and accounts receivable of $500 at branches involved in mergers.
(6) Adjusted to give effect to a three-for-one stock split in fiscal year
    1996.

(7) Excludes fiscal year 1997 Physician Supply Business operating write-offs of inventory of branches involved in mergers of approximately $4.1 million.

                                   BUSINESS

GENERAL

  PSS is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, serving over 104,000 physician offices (representing approximately 54% of all physician offices) in all 50 states. The Company, which entered the imaging-supply market in November 1996, has grown to be the second-largest distributor of imaging supplies and equipment in the United States based on revenues, serving over 12,000 customer sites in 21 states. PSS also distributes medical products to office-based physicians and hospitals in five European countries.

  PSS employed over 800 highly trained sales representatives as of September 30, 1997, over 700 of which are focused on the physician-office market. This large sales organization enables PSS to market medical products on a national basis and has positioned the Company as a distributor of choice for manufacturers whose products require consultative selling. PSS has established exclusive or semi-exclusive distribution arrangements for certain products with such leading manufacturers as Abbott, Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan Inc. and F. Hoffman-La Roche Ltd. PSS distributes over 39,000 medical products from 89 service centers, 64 of which are focused on the physician-office market, located throughout the United States and in Europe, enabling the Company to be highly responsive to local market needs, including providing same-day delivery service to most customers on a regular basis.

INDUSTRY

  The Company believes that the United States medical-products distribution market aggregates approximately $34 billion in annual revenues, of which approximately $6.5 billion represents the physician-office market (of which approximately $1 billion are imaging-related medical products) and the balance represents the hospital, ambulatory surgery center, long term care and home health care markets. The Company believes that the imaging-supply market is an approximately $5 billion component of the overall medical-products distribution industry, encompassing each of the hospital, physician and other provider segments. Revenues of the medical-products distribution industry are estimated to be growing as a result of a growing and aging population, increasing health care awareness, and expanding third-party insurance coverage. In addition, the physician market is benefiting from the shift of procedures and diagnostic testing from hospitals to alternate sites, particularly physician offices.

  The Company believes that in the United States there are approximately 300 companies serving the non-imaging physician-supply market and approximately 400 companies serving the imaging-supply market. The physician-supply market has experienced rapid consolidation in recent years. The Company believes that the imaging-supply market is in the early states of consolidation. The Company believes that consolidation in the physician-supply and imaging-supply markets is occurring due to local and regional distributors experiencing: (i) a lack of purchasing and administrative economies of scale; (ii) reduced access to medical equipment lines as manufacturers seek to reduce marketing costs by minimizing the number of distributors they use; (iii) consolidation among providers, who are increasingly seeking to reduce the number of suppliers from which they purchase medical products; (iv) a lack of resources for continued development and training of personnel for maintenance, expansion or replacement of existing business; and (v) a lack of resources to develop new distribution system technologies and services.

  Through its subsidiary, WorldMed International, Inc., the Company operates three European service centers distributing medical products to the physician office and hospital markets in Belgium, France, Germany, Luxembourg and the Netherlands. Government and industry estimates indicate that the medical-products segment of the health care industry of these countries represents an approximately $12 billion market. This industry is highly fragmented with over 1,000 distributors serving these countries.

COMPANY STRATEGY

  The Company's objectives are to be the leading distributor and marketer of medical products to office-based physicians and providers of imaging services in the United States, to expand its European medical supplies and equipment business and to enhance its operating performance. The key components of the Company's strategy to achieve these objectives are to continue to:

  Pursue Strategic Acquisitions. The Company has made 42, 11, and four acquisitions since fiscal year 1989 in its Physician Supply Business, Imaging Business, and International Business, respectively. Recently, the Company acquired General X-Ray and S&W, which had approximately $147.6 million in revenues, collectively, for the twelve months ended March 31, 1997. In addition, on December 14, 1997, the Company entered into a definitive Merger Agreement providing for the acquisition of GSMS by merger. Pursuant to the Merger Agreement, each share of GSMS Common Stock issued and outstanding at the effective time of the Merger (other than treasury shares) will be exchanged for 1.75 shares of PSS Common Stock. Consummation of the Merger is subject to approval by the shareholders of both the Company and GSMS and various state and federal regulatory agencies and other customary conditions. After consummating a merger or acquisition, the Company begins an intensive process of converting the acquired company to PSS' business model through information systems conversion, personnel development and training, and service and product expansion. The Company intends to continue to acquire local, regional, and other distributors in new and existing markets where PSS can leverage its distribution infrastructure, expand its geographic coverage and gain market share.

  Enhance Selling Capabilities. The Company believes its sales force and managers are its most valuable corporate assets. PSS focuses not only on the recruitment of sales personnel with superior sales aptitude, but also on the initial and continued development of its sales force through training at PSS University, its in-house educational center. The Company believes that this investment in personnel and training enables PSS to provide high-quality service to its customers, offer a sophisticated product line, and attract manufacturers that desire a means of rapidly bringing new products and technology to market.

  Offer a Broad Product Line Emphasizing Exclusive Products. PSS seeks to meet all of the medical products needs of office-based physicians and providers of imaging services. The Company currently stocks over 35,500 medical products in its Physician Supply Business and over 3,500 medical products in its Imaging Business. PSS also seeks to establish exclusive distribution and marketing arrangements for selected products. In the United States, the Company currently has exclusive or semi-exclusive marketing arrangements for certain products with Abbott, Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan, Inc. and F. Hoffman-La Roche Ltd. The Company believes that its sophisticated selling efforts, highly trained sales force, and large customer base provide manufacturers with a unique sales channel through which to distribute new and existing products that require consultative selling.

  Provide Differentiated, High-Quality Service. The Company believes its success to date has been based largely on its ability to provide superior customer service, including same-day delivery and "no-hassle" returns. Unlike its competitors, which generally ship products via common carrier, the Company operates its own fleet of over 620 delivery vans, thus enabling the Company to provide same-day delivery to virtually all of its customers. In addition, the Company believes its consultative selling approach enables it to understand and anticipate customer needs and that its information systems simplify and expedite the ordering process.

  Utilize Sophisticated Information Systems. In 1994, the Company implemented ICONSM, an ordering and customer data system, with all its Physician Supply Business sales representatives. ICONSM has increased time available to sales representatives for selling, decreased operating expenses, and increased PSS' ability to provide same-day delivery. During fiscal year 1997, the Company developed and test marketed CutomerLink, an Internet-based system for inventory management and purchasing. PSS is also currently developing a separate hardware and software system for the Imaging Business that will incorporate CustomerLink and ICONSM. The Company intends to continue to develop sophisticated information technology, which it believes is essential to its continued success in integrating acquired businesses and increasing sales and profitability.

  Expand Operating Margins. The Company is pursuing several initiatives to enhance its operating margins. With respect to sales, PSS is focusing its efforts on higher-margin accounts and on sales of diagnostic equipment, often on an exclusive or semi-exclusive basis, that involve ongoing sales of high-margin reagents. With respect to its product line, PSS seeks to generate high sales volumes of selected products and to obtain such products on a discounted basis from manufacturers. Additionally, PSS has developed a private-label product line, Penny Saver, which has enabled PSS to lower product-acquisition and inventory-carrying costs. Finally, with respect to the Company's service center expansion program, PSS intends in the future to emphasize acquisitions over new-center development, avoiding the substantial start-up losses associated with new-center development.

SALES AND DISTRIBUTION

  PSS focuses on complete customer satisfaction, which it characterizes to its customers as "no hassle" service. Consistent with this approach, the Company generally offers its customers same-day delivery service on a regular basis, highly trained, consultative sales professionals, a broad product line including medical supplies, sophisticated diagnostic equipment and reagents, and pharmaceuticals, no minimum order size or shipping charges, and permits returns of unused, salable products for instant credit.

  The Company has increased its emphasis on national customer accounts, including large physician group practices, physician practice management companies, physician-hospital organizations, physician management service organizations and group purchasing organizations. In selling to these national accounts, the Company emphasizes its core strengths of same-day service, which permits stockless inventory, competitive pricing and high service levels, including inventory maintenance. See "Risk Factors--Regulation of and Change in the Practice of Medicine."

  The Physician Supply Business of PSS maintains a highly decentralized distribution network of 61 service centers operating over 550 delivery vans throughout the United States. This distribution network, along with the Company's ICONSM, has enabled PSS to generally provide same-day delivery service. Customer orders received by 10:30 a.m. at the local service center are generally delivered the same day within a 100 mile radius. Within a 30 mile radius, orders received by noon are generally delivered the same day.

  Through its over 700 sales representatives in its Physician Supply Business as of September 30, 1997, PSS distributes medical supplies and equipment to physicians in approximately 104,000 office sites nationally. Generally, each sales representative is responsible for calling on approximately 150 to 200 physician offices, with a minimum goal of visiting each office once every one to two weeks.

  The Imaging Business operates in a similar decentralized format with 25 service centers operating a total of over 70 delivery vans throughout 21 states. The Imaging Business has over 95 sales representatives and over 300 service specialists as of September 30, 1997. This business has approximately 12,000 customers including approximately 2,000 hospitals and approximately 10,000 alternate-site providers, including industrial and dental accounts.

  The International Business operates three European service centers, located in Belgium, Germany, and the Netherlands, employing approximately 25 sales representatives and approximately 65 total employees.

  All of the Company's service centers operate as a profit center led by a management team that typically includes a sales manager and an operations manager. Each service center employs sales representatives and staff, including purchasing agents, customer service representatives, and warehouse and delivery personnel. Employees are compensated based upon both individual and service center performance. Both management and employee bonuses are based largely upon asset management, attainment of goals and operating profit performance.

PRODUCTS

  The Company carries a significant investment in inventory to meet the rapid delivery requirements of its customers. The Company distributes over 39,000 different products manufactured by approximately 3,000 manufacturers. During the twelve months ended March 28, 1997, Abbott was the only vendor which accounted for more than 10% of the Company's inventory purchases. See "Risk Factors--Dependence on Vendor Relationships."

 Physician Supply Business

  Through its Physician Supply Business, the Company distributes medical products consisting of medical supplies, diagnostic equipment, and pharmaceuticals. The following is a discussion of the types of products offered by the Physician Supply Business. The Physician Supply Business sells over 35,500 medical products.

  Medical Supplies. The Physician Supply Business sells a broad range of medical supplies, including various types and sizes of paper goods, needles and syringes, gauze and wound dressings, sutures, latex gloves, orthopedic soft goods and casting products, wood tongue blades and applicators, sterilization and intravenous solutions, specimen containers, diagnostic equipment reagents, and diagnostic rapid test kits for pregnancy, strep, mononucleosis, chlamydia, H-Pylori, and bladder cancer.

  In order to lower product-acquisition and inventory-carrying costs, PSS has implemented a new Penny Saver product line. The Penny Saver products are those most frequently used by PSS customers. This product line provides customers a choice between name-brand products and the Penny Saver quality, low-price alternatives. Currently, the Company has over 250 products under the Penny Saver label.

  PSS plans to continue to focus on providing products and services to the primary care physician market whether the physician is a single practitioner or a member of a large group practice. In that effort, PSS developed Network PlusSM, a comprehensive savings plan for physicians in which PSS offers special group purchasing contract pricing and provides periodic cost analyses to help manage the supply needs of each physician. Under this program, when a physician office guarantees 80% of its purchase volume to PSS, the Company will guarantee the lowest purchase prices on certain products as well as certain service guarantees. The Company has recently signed distribution agreements with several national and regional integrated network systems and managed care groups.

  Medical Equipment. The Physician Supply Business equipment lines include blood chemistry analyzers, automated cell and differential counters, immunoassay analyzers, bone densitometers, exam tables and furniture, electrocardiograph monitors and defibrillators, cardiac stress systems, holter monitors, flexible sigmoidoscopy scopes, autoclaves, spirometers, pulse oximeters, tympanometers, and microscopes. Demand for diagnostic equipment has increased recently, reflecting in part, technological advances which enable increasingly sophisticated diagnostic tests to be performed in the physician's office. Sales of diagnostic equipment, while generally lower in gross margin than supplies, normally entail the ongoing reordering of disposable diagnostic reagents which generally yield higher margins.

  The Company recently entered into four separate exclusive distribution agreements for certain products manufactured by Siemens AG, Hologic, Inc., C.
R. Bard, Inc., and Tanita Corporation of America, Inc. These supplement the Company's existing exclusive distribution agreements for certain products with Abbott and HumaScan Inc. and a semi-exclusive distribution agreement with F. Hoffman-La Roche Ltd. The Company believes these strategic alliances will continue to broaden the Company's product offerings to the Physician Supply Business customers.

  Pharmaceuticals. The Company's pharmaceutical sales include vaccines, injectables and ointments. As a result of the changing dynamics in the pharmaceutical industry, particularly the reduction in sales personnel focused on physicians' offices, pharmaceutical manufacturers are increasingly seeking alternative means of distribution. The Company believes that its consultative sales approach and its emphasis on training have allowed PSS to be highly effective in selling pharmaceuticals to the physician-office market. The Company has recently entered into a three-year primary distribution agreement for certain pharmaceuticals and related products of

Cardinal Health, Inc. The Company believes this agreement will allow it to reduce its pharmaceutical acquisition costs.

 Imaging Business

  The Imaging Business distributes a broad range of imaging equipment and supplies, including general radiographic and mammography systems, fluoroscopic and electrophysiologic systems, angiographic equipment, medical resonance imaging (MRI), cath lab and mobile vascular labs, C-arm and ultrasound equipment. The Imaging Business also distributes consumable and accessory products, including film and film handling products, barium, lead and lead apparel and darkroom cabinets. See "Risk Factors--Imaging Business Technology" and "--Environmental Liabilities and Regulation."

 International Business

  The International Business distributes medical supplies, equipment and pharmaceuticals similar to those provided by the Physician Supply Business to five European countries. The International Business offers products to the European physician office and hospital markets. See "Risk Factors--Management of International Business."

RECRUITMENT AND DEVELOPMENT

  The Company believes its managers and sales force are its most valuable corporate assets. Accordingly, the Company invests significant resources in recruiting, training and developing these employees. PSS spent approximately $2.6 million for training and development in fiscal year 1997. Over the past ten years, the Company has refined its recruitment practices and development procedures for its Physician Supply Business and the Company is currently developing a similar training program for the sales representatives and service specialists of its Imaging Business. The Company's comprehensive program for its Physician Supply Business includes the following:

  Recruitment. The Company has developed a recruitment program to help provide it with a source of mobile and committed sales representatives. The Company believes that it is a leader in its industry in recruiting sales representatives on college and university campuses. The Company's recruiters use state-of-the-art marketing materials to attract candidates who demonstrate superior sales aptitude. The Company also recruits college graduates with up to five years experience in business, government or the military as operational management trainees.

  Initial Development. Each trainee is initially assigned to a service center. Under the supervision of local managers, training consists of a combination of self-study, individual instruction and interaction with customers and vendors. Such training includes 16 one-week courses providing instruction on products, procedures and selling skills. During this development program, the trainee attends the Jacksonville, Florida training center ("PSS University") for additional training. Individual progress is measured weekly through formal testing and role playing, resulting in continued advancement to graduation, usually within 20 weeks. The Company designs the program to be strenuous and only approximately 70% of the trainees successfully complete the program. Upon graduation, the newly appointed sales representative assumes responsibility for the first available sales territory, within a preferred region regardless of location. The Company typically has approximately 30 sales candidates at various stages of the training process. The Company believes that the level of its expenditures in developing new sales representatives and its ability to place new sales representatives quickly in a new region is unique within the industry. The new sales graduate is placed on a 15-month salary-to-commission conversion program. Presently, approximately 95% of the Company's sales force is compensated on a straight commission basis.

  Operations Management. The Company's development program for its operations management trainees consists of approximately twelve months of intensive training and development. After recruitment, the operations management trainee is transferred to at least three service centers and is given various and gradually increasing levels of responsibility. The trainee is assigned to an operations management position when it becomes available at a service center, regardless of location. The Company has available approximately five operations management trainees to support its growth.

  Continued Development. The Company provides several programs to continue development of its sales and management organization. The programs provided by PSS University include a leadership program for management candidates, senior sales representatives and general managers, a program emphasizing creativity and innovation for first-year managers, and a management development program. In addition, the Company encourages its sales representatives to participate in industry-accredited self-study programs. Every sales representative routinely attends local sales meetings, annual sales and marketing meetings, key vendor product conferences and continuing education programs at PSS University. Additionally, the Company is developing training programs on customer service, purchasing and other field operations.

  At September 30, 1997, the Company had approximately 800 sales representatives, 300 service specialists and 2,700 total employees. The Company considers its employee relations to be excellent. See "Risk Factors-- Dependence on Key Management" and "--Dependence on Sales Representatives and Service Specialists."

INFORMATION SYSTEMS

  The Physician Supply Business maintains a decentralized information system with data acquisition at the local service centers and a central corporate data base that is accessible from all of the service centers. The information systems were designed to allow the service center to have both the hardware and software to conduct operations independently. The failure of a computer system at a service center would not affect the operations of any other service center or the corporate system. Likewise, the short-term failure of the corporate system would not affect the operations of any service center. See "Risk Factors--Reliance on Data Processing."

  ICONSM is a sales force automation tool which allows the Physician Supply Business sales representatives to access critical customer information and place orders from any location using a pen-based, hand-held computer system. ICONSM provides the sales representatives with customer pricing, contracts, backorders, inventory levels, account status and instant ordering. The customer's order is transmitted via wireless transmission to the corporate system and then transmitted from the corporate system to the local service center in less than two minutes. ICONSM has increased time available for selling, decreased operating expenses in the service centers and enhanced the Company's ability to provide same-day delivery to customers. Utilizing ICONSM, sales representatives can give product demonstrations, provide equipment feasibility studies and perform revenue and return-on-investment analyses for specific equipment. ICONSM also gives the sales representative the ability to provide quotes and bids to the larger accounts.

  To enable the Company to maintain high customer order fill rates on a consistent basis, the Company utilizes its BEAR system. Each service center reports its inventory quantities on a daily basis. The separate service center reports are combined into one company-wide inventory report containing product number, quantity on hand and historical usage. This systems reduces back-orders to customers and reduces the Company's total inventory through increased inventory efficiencies. BEAR also displays the on-hand usage quantities of neighboring service centers that are within one commercial-shipping day of the service center.

  During fiscal year 1997, PSS developed and test-marketed the CustomerLink system. The Company believes this system is the first Internet-based health care information system designed and used specifically for inventory management and purchasing for the medical practice. Company customers can access CustomerLink through the Internet at http://www.pssd.com after receiving their personal password from the Company. All company customers, regardless of size, with access to the Internet, will be given access to services and on-line information, including: (i) on-line order placement and confirmation; (ii) customer-specific pricing, product availability, back orders and utilization reports; (iii) working capital management reports; and
(iv) practice compliance assistance for OSHA and CLIA, including a database of medical safety sheets.

  The Company is implementing a delivery automation system that is expected to be completed in fiscal year 1998. The system will provide electronic signature recognition and delivery routing which the Company believes will improve the Company's distribution efficiency.

  The Company is currently in the process of developing and implementing separate systems for its Imaging Business which will include the ICONSM and CustomerLink systems. The Company expects the Imaging Business system to be implemented in fiscal year 1998.

PURCHASING AND VENDOR RELATIONSHIPS

  The Company aggressively seeks to purchase the medical supplies and equipment it distributes at the lowest possible price through volume discounts, rebates and product line consolidation. The Company's corporate materials management department negotiates all of its contract terms with vendors. Individual orders are placed by the Company's purchasing agents, located at the Company's service centers, who are responsible for purchasing and maintaining the inventory. Supplies and equipment are delivered directly from vendors to the service centers.

  The Company aggressively pursues the opportunity to market and sell medical equipment and supplies on an exclusive basis. Manufacturers of medical diagnostic equipment and supplies typically offer distribution rights only to a selected group of distributors and are increasingly seeking to reduce the number of distributors selling their products to end users in an effort to reduce the cost associated with marketing and field support. The Company has been successful in assisting manufacturers in their development and marketing plans and in obtaining the exclusive right to sell certain products. The Company believes that its ability to capture such distribution rights represents a significant barrier to the entry of competitors.

  The Company recently completed the second year of the Abbott Agreement, which provides for the exclusive distribution of certain Abbott diagnostic products. The Abbott Agreement has positioned PSS as the sole distributor to physician offices with 24 or fewer physicians for, among other products, the CELL DYN(R) 1400, 1600 and 1700 hematology products, Abbott Vision(R) blood chemistry analyzers and reagents, AXyM(R) and IMx(R) immunoassay analyzers and reagents, and the Abbott Testpack(R) line of rapid tests and has also enabled the Company to cross-sell its other products to Abbott customers. Abbott may terminate the Abbott Agreement if the Company fails to meet certain sales levels. Abbott products constituted approximately 16% and 18% of the Company's sales in fiscal years 1996 and 1997, respectively.

  Currently, the Company has contractual alliances with many vendors including
F. Hoffman-LaRoche, Ltd. These alliances provide the Company volume incentives, dedicated field support, and select relationships with leading manufacturers. As a result of the Company's performance in selling their products, these entities participate with the Company in relationships ranging from exclusivity to shared market resources. In the office-based physician market, the Company is the United States leader of sales of hematology and chemistry products for F. Hoffman-La Roche Ltd., which constituted approximately four percent of the Company's sales in fiscal year 1997.

  The Company recently entered into four separate exclusive distribution agreements for certain products manufactured by Siemens AG (cardiology and OB/GYN ultrasound equipment), Hologic, Inc. (bone densitometry analyzer), C.
R. Bard, Inc. (bladder cancer diagnostic test) and Tanita Corporation of America, Inc. (body weight and fat analyzer). In addition, the Company has entered into an exclusive distribution agreement with HumaScan Inc. (non-invasive breast tumor detection screen) and has recently entered into a primary distribution agreement with Cardinal Health, Inc. (certain pharmaceuticals). These strategic alliances should continue to broaden the Company's product offerings to both the Physician Supply Business and Imaging Business customers. See "Risk Factors--Dependence on Vendor Relationships."

ACQUISITIONS

  The Company's Physician Supply Business has grown from one service center located in Jacksonville, Florida in 1983 to 61 service centers currently. Historically, the Company's growth has been accomplished through both the start-up of service centers and the acquisition of local and regional medical supply and equipment distributors. Since fiscal year 1994 the Company has accelerated its acquisition of medical supply and equipment distributors both in number and in materiality of the operations acquired. See "Risk Factors-- Acquisition Strategy" and "--Opening of Start-Up Service Centers."

  With the November 1996 acquisition of a medical diagnostic imaging supply and equipment distributor, the Company began the operations of its Imaging Business. Subsequent acquisitions have resulted in 25 Imaging

Business service centers operating throughout 21 states. The Company's objectives for the Imaging Business during fiscal year 1998 are to: (i) continue geographic expansion with acquisitions of local and regional imaging distributors to leverage existing infrastructure; (ii) develop and implement a separate hardware and software system for the business utilizing the Physician Supply Business' ICONSM and CustomerLink systems; (iii) expand the products and services currently provided; (iv) implement same-day delivery; and (v) develop a PSS University training program specifically tailored for the Imaging Business. See "Risk Factors--Expansion into New Lines of Business."

  PSS views the acquisition of medical-products distributors as an integral part of its growth strategy. The Company intends to continue to acquire local and regional distributors especially in existing markets where it can leverage its distribution infrastructure, gain market share, and expand geographically. PSS believes that the consolidation in the physician-supply and imaging-supply markets is occurring due to local and regional distributors experiencing: (i) a lack of purchasing and administrative economies of scale; (ii) reduced access to medical equipment lines as manufacturers seek to reduce marketing costs by minimizing the number of distributors; (iii) consolidation among providers, who are increasingly seeking to reduce the number of suppliers from which they purchase medical products; (iv) a lack of resources for continued development and training of personnel for maintenance, expansion or replacement of existing business; and (v) a lack of resources to develop new distribution system technologies and services.

  On December 14, 1997, the Company entered into a definitive Merger Agreement providing for the acquisition of GSMS by merger. GSMS is the largest distributor of medical supplies and related products to the long-term care industry, operating 23 regional distribution centers which serve 50 states. Pursuant to the Merger Agreement, each share of GSMS Common Stock issued and outstanding at the effective time of the Merger (other than treasury shares) will be exchanged for 1.75 shares of PSS Common Stock. Consummation of the Merger is subject to approval of the shareholders of both the Company and GSMS and various state and federal regulatory agencies and other customary conditions.

  PSS has completed six mergers and acquisitions to date in fiscal year 1998. For example, in July 1997, the Company completed the merger of General X-Ray and certain affiliated entities, distributors of radiology and imaging equipment which operated seven distribution centers and distributed to seven states, primarily in the Midwest. In September 1997, the Company completed the merger of S&W, a distributor of radiology and imaging equipment, chemicals and supplies, and provider of technical services to hospitals and alternate-site providers, which operated five locations which served four Northeastern states.

  The Company completed ten mergers and acquisitions in fiscal year 1997, including the acquisition of Diagnostic Imaging, Inc., a distributor based in Jacksonville, Florida which began the operations of its Imaging Business. Diagnostic Imaging, Inc. operated eight distribution centers with 24 sales representatives and 75 service specialists. In fiscal year 1997, the Company expanded its Imaging Business through mergers with X-ray Georgia and Rad-Tech X-Ray, Inc., both based in the Atlanta, Georgia area, which collectively served six states in the Southeast with 13 sales representatives and 51 service specialists and the merger with Chesapeake X-Ray Corporation based in Roanoke, Virginia, which served four states in the Southeast with five sales representatives and 15 service specialists.

PROPERTIES

  The Company maintains 89 service centers providing service to 50 states throughout the United States, as well as Belgium, France, Germany, Luxembourg and the Netherlands. All service center locations are leased by the Company, with the exception of the service center located in Leuven, Belgium. The following tables set forth the service center locations and areas which they service for the Physician Supply Business, Imaging Business and International Business.

  Physician Supply Business

    LOCATIONS                STATES SERVED       LOCATIONS           STATES SERVED
    ---------                -------------       ---------           -------------
    Albany, NY               NY, CT, VT          Louisville, KY      IN, KY
    Albuquerque, NM          NM, CO, TX          Lubbock, TX         TX
    Atlanta, GA              GA, AL              Memphis, TN         AR, MS, TN
    Baltimore, MD            MD, PA, VA, WV      Milwaukee, WI       WI
    Beaumont, TX             TX                  Minneapolis, MN     IA, MN, MT, ND, SD, WI
    Birmingham, AL           AL, MS              Mobile, AL          AL, FL, MS
    Boise, ID                ID, MT              Nashville, TN       IL, KY, TN
    Charlotte, NC            NC, SC, VA, TN      New Orleans, LA     LA, MS, TX
    Chattanooga, TN          AL, GA, TN          Norfolk, VA         NC, VA, WV
    Chicago, IL              IL, IN, WI          Omaha, NE           CO, NE, IA, WY
    Cincinnati, OH           KY, IN, OH, WV      Orlando, FL         FL
    Cleveland, OH            OH                  Philadelphia, PA    DE, NJ, NY, PA
    Columbia, SC             SC, GA              Phoenix, AZ         AZ
    Dallas, TX               TX, OK              Pittsburgh, PA      PA, WV, MD, OH, NY
    Davenport, IA            IA, IL              Portland, OR        CA, OR, WA
    Deerfield Beach, FL      FL                  Raleigh, NC         NC, VA
    Denver, CO               CO, NM, WY          Richmond, VA        VA
    Detroit, MI              MI                  Roanoke, VA         TN, VA
    Honolulu, HI             HI                  Rochester, NY       NY
    Houston, TX              TX, OK              Salt Lake City, UT  CO, NV, UT
    Indianapolis, IN         IN, IL              San Antonio, TX     TX
    Jackson, MS              MS, LA              San Diego, CA       CA
    Jacksonville, FL         FL, GA, SC          San Francisco, CA   CA
    Kansas City, KS          IL, IA, KS, MO      Seattle, WA         WA, AK
    Knoxville, TN            KY, NC, TN          St. Louis, MO       IL, MO
    Lafayette, LA            LA                  St. Petersburg, FL  FL
    Las Vegas, NV            NV                  Tallahassee, FL     AL, FL, GA
    Little Rock, AR          TX, AR              Tulsa, OK           AK, OK, MO
    Long Island, NY          CT, NJ, NY          Union, NJ           NJ, NY
    Los Angeles, CA (North)  CA                  Wareham, MA         RI, CT, ME, MA, NH
    Los Angeles, CA (South)  CA

  Imaging Business

    LOCATIONS                STATES SERVED       LOCATIONS           STATES SERVED
    ---------                -------------       ---------           -------------
    Atlanta, GA              GA, SC              Mobile, AL          AL, FL, MS
    Birmingham, AL           AL, MS              Nashville, TN       KY, TN
    Charlotte, NC            NC, SC              Raleigh, NC         NC
    Columbia, SC             SC, GA              Richmond, VA        VA
    Pompano Beach, FL        FL                  Roanoke, VA         TN, VA, WV
    Jacksonville, FL         FL, GA              Tallahassee, FL     FL, GA, AL

    LOCATIONS                STATES SERVED            LOCATIONS           STATES SERVED
    ---------                -------------            ---------           -------------
    Gainesville, FL          FL                       Savannah, GA        GA, SC
    Memphis, TN              AR, KY, TN, MS           Winston Salem, NC   NC, VA
    Tampa, FL                FL                       Chicago, IL         IL, IN, IA, WI
    St. Louis, MO            MO, IL, IA, AR           Indianapolis, IN    IN, OH, KY
    Rochester, NY            NY, PA                   Albany, NY          NY, CT, PA
    Syracuse, NY             NY, PA                   Buffalo, NY         NY, PA
                                                      Newburgh, NY        NY, CT, NJ, PA

  International Business

    LOCATIONS                COUNTRIES SERVED
    ---------                ----------------
    Leuven, Belgium          Belgium, France, Germany
    Dusseldorf, Germany      Germany, Luxembourg
    Utrecht, Netherlands     Netherlands

  In the aggregate, the Company's service centers consist of approximately 945,000 square feet, of which all is leased, with the exception of the distribution center in Leuven, Belgium and a building in Beaumont, Texas, under lease agreements with expiration dates through 2001. The Company's service centers range in size from 4,800 square feet to 51,000 square feet.

  The corporate offices of PSS consist of approximately 50,000 square feet of leased office space located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216. The lease for this space expires in April 2002.

  At September 30, 1997, the Company's facilities provided adequate space for the Company's operations. Throughout the Company's history of growth, the Company has been able to secure the required facilities.

COMPETITION

  PSS operates in a highly competitive environment. The Company's principal competitors are multi-market medical distributors that are full-line, full-service medical supply companies, some of which are national in scope. These national companies have sales representatives and service specialists competing directly with PSS, are substantially larger in size, and have substantially greater financial resources than PSS. There are also numerous local dealers and mail order firms that distribute medical supplies and equipment within the same market as the Company. Most local dealers are privately owned and operate with limited product lines. There are several mail order firms which distribute medical supplies on a national or regional basis. The Company also competes with certain manufacturers that sell their products both to distributors and directly to users, including office-based physicians. See "Risk Factors--Competition."

REGULATORY MATTERS

  The Company's business is subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Prescription Drug Marketing Act of 1987, the Controlled Substances Act and other regulation by the U.S. Food and Drug Administration and state laws applicable to the distribution and manufacture of medical devices and over-the-counter pharmaceutical products as well as the distribution of prescription pharmaceutical products.

  The Federal Food, Drug, and Cosmetic Act generally regulates the manufacture of drug and medical devices shipped in interstate commerce, including such matters as labeling, packaging, storage and handling of such products. The Prescription Drug Marketing Act of 1987, which amended the Federal Food, Drug and Cosmetic Act, establishes certain requirements applicable to the wholesale distribution of prescription drugs, including the requirements that wholesale drug distributors be registered with the Secretary of Health and Human Services or be licensed in each state in which they conduct business in accordance with federally established guidelines on storage, handling, and records maintenance. Under the Controlled Substances Act, the Company, as a distributor of controlled substances, is required to obtain annually a registration from the Attorney General in accordance with specified rules and regulations and is subject to inspection by the Drug Enforcement Administration acting on behalf of the Attorney General. The Company is required to maintain licenses and permits for the distribution of pharmaceutical products and medical devices under the laws of the states in which it operates. In addition, the Company's physician customers are subject to significant federal and state regulation. There can be no assurance that regulations that impact the physicians' practices will not have a material adverse impact on the Company's business.

  The Company is also subject to regulation in the European countries where the International Business markets its products. Many of the regulations applicable in such countries are similar to those of the U.S. Food and Drug Administration. The national health or social security organizations of certain countries require the products distributed by the Company to be qualified before they can be marketed in those countries.

  Federal, state and foreign regulations regarding the sale and distribution of medical supplies, equipment and devices by the Company are subject to change. The Company cannot predict what impact, if any, such changes might have on its business. See "Risk Factors--Regulation of and Change in the Practice of Medicine" and "--Environmental Liabilities and Regulations."

LEGAL PROCEEDINGS

  Although the Company does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. The Company has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, the Company is party to various legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, the Company believes that the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's consolidated business, financial condition or results of operations. See "Risk Factors--Liability Exposure."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

      NAME                      AGE                            POSITION
      ----                      ---                            --------
Patrick C. Kelly..............   50 Chairman of the Board, Chief Executive Officer and Director
John F. Sasen, Sr.............   55 President and Director
David A. Smith................   37 Executive Vice President, Chief Financial Officer and Director
James B. Stallings, Jr. ......   42 Chief Operating Officer
Frederick E. Dell.............   36 Executive Vice President; President of Diagnostic Imaging, Inc.
Delmer W. Dallas..............   66 Director
T. O'Neal Douglas.............   61 Director
Fred Elefant..................   50 General Counsel, Secretary and Director
Delores Kesler................   56 Director
William C. Mason..............   59 Director
James L.L. Tullis.............   50 Director

  Mr. Kelly, a co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer of the Company since its inception in May 1983 and as President of the Company from May 1983 to August 1995. Prior to founding the Company, from August 1976 to February 1983, Mr. Kelly served as Sales Manager, General Manager and Vice President of Intermedco, Inc., a Houston-based medical supply company. Mr. Kelly serves as the Chairman of the Jacksonville Federal Reserve Board.

  Mr. Sasen has served on the Board of Directors of the Company since July 1993, as President of the Company since August 1995 and as Chief Executive Officer of the Physician Supply Business since April 1997. Mr. Sasen served as Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President of the Company from December 1993 to August 1995. From August 1990 to December 1992, he served the Company as Vice President-Sales and Marketing; from January 1993 to July 1993, as Regional Vice President, and from August 1993 to December 1993 as Executive Vice President. Prior to joining the Company, Mr. Sasen was Vice President-Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company ("Becton Dickinson"), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services and customer service. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director of HumaScan, Inc., a manufacturer of a breast tumor thermal detection device.

  Mr. Smith has served on the Board of Directors of the Company since July 1993 and as Executive Vice President since April 1996 and Chief Financial Officer of the Company since April 1992. Mr. Smith served as a Vice President of the Company from April 1992 to April 1996. Prior to serving as Vice President and Chief Financial Officer, Mr. Smith served the Company as a Regional Manager, General Manager, Sales Manager and Operations Manager from July 1987 to June 1993. Prior to joining the Company, Mr. Smith was employed by Coopers & Lybrand from October 1985 through June 1987, and by Smoak, Davis and Nixon, C.P.A., from May 1983 through September 1985.

  Mr. Stallings has served as Chief Operating Officer since July 1997. Prior to this position, Mr. Stallings served as Executive Vice President--Southern Region since March 1997 and Executive Vice President--Sales and Marketing from April 1996 to March 1997. From 1988 to 1996, Mr. Stallings held several positions with IBM Corporation, including Director of Worldwide Sales--AS/400 Division, Director of Business Re-engineering and General Manager. From 1984 to 1987, Mr. Stallings served as a manager of Rohm Corporation. In addition to his responsibilities with the Company, Mr. Stallings serves on the Board of Directors for Sun Bank of Northeast Florida.

  Mr. Dell has served as Executive Vice President of the Company and as President of Diagnostic Imaging, Inc. since November 1996. Prior to these positions, Mr. Dell served as Senior Vice President--Southern Region of the Company from April 1996 to November 1996 and served as Vice President-- Southern Region from January 1994 to March 1996. Mr. Dell also served as director of the Company from July 1991 through July 1992. He served as Regional Manager and Vice President of the Company's Western Region from December 1989 to January 1994. From April 1984 through November 1989, Mr. Dell served the Company in various sales and management positions.

  Mr. Dallas has served on the Board of Directors of the Company since October 1989. Since 1984, Mr. Dallas has been the Chairman of the Board of Acosta Sales Co., Inc. ("Acosta"), a food brokerage company operating in the Southeastern United Sates. He has also served on the Board of Directors of Acosta since 1966.

  Mr. Douglas has served on the Board of Directors of the Company since July 1993. Mr. Douglas is the Chairman and Chief Executive Officer of American Heritage Life Insurance Co. and American Heritage Life Investment Company (collectively, "AHL"). He has been with AHL since 1983, serving as President since 1986 and Chief Executive Officer since 1990. In addition, Mr. Douglas serves as a director of Barnett Bank of Jacksonville, N.A.

  Mr. Elefant has served on the Board of Directors of the Company and as Secretary of the Company since 1984. Mr. Elefant has been engaged in the private practice of law in Jacksonville, Florida since 1973. Since January 1989, he has practiced as Fred Elefant, P.A. He was a member of the law firm of Mahoney, Adams, Milam, Surface & Grimsley, P.A., now Mahoney Adams & Criser, P.A., from 1983 to 1989.

  Ms. Kesler has served on the Board of Directors of the Company since July 1993. Ms. Kesler has been Chairman and CEO of Kesler, Pass & Associates, Inc. since 1996. Prior to that, Ms. Kesler was Chairman of AccuStaff Incorporated ("AccuStaff"), the successor to ATS Services, Inc. ("ATS"), a franchisor of temporary employment operations from January until June 1996. She founded ATS in May 1978 and served as its Chairman and Chief Executive Officer until its merger with three other temporary employment agencies in May 1992. Ms. Kesler is a past member of an executive committee with the National Association of Temporary Services and serves on the Board of Directors of AccuStaff and Clay County Bank in Orange Park, Florida.

  Mr. Mason has served on the Board of Directors of the Company since April 1996. Mr. Mason is Vice Chairman and Chief Executive Officer of Baptist/St. Vincent's Health System, Inc. located in Jacksonville, Florida and has served in various positions throughout that organization since 1984.

  Mr. Tullis has served on the Board of Directors of the Company since November 1989. Mr. Tullis was nominated to serve on the Board of Directors of the Company for a three-year term beginning in 1994 pursuant to an agreement with the Company. Since September 1987, Mr. Tullis has been a general partner of Tullis-Dickerson Partners, the general partner of Tullis-Dickerson Capital Focus, L.P., a venture capital fund that invests in the health care industry and a shareholder of the Company. Mr. Tullis has served as Chairman of the Board of Directors and Chief Executive Officer of Tullis-Dickerson & Co., Inc., a venture capital company which acts as a management company for Tullis-Dickerson Capital Focus, L.P., since July 1986. Mr. Tullis also serves on the Board of Directors of American Consolidated Laboratories, Inc., a manufacturer of contact lenses, Scandipharm, Inc., a developer and manufacturer of pharmaceutical products and services, and Acme United, Inc., a manufacturer of scissors and other medical products.

  Executive officers of the Company are elected annually and serve at the discretion of the Board. There are no family relationships between or among any of the Company's directors or executive officers.

                             CERTAIN TRANSACTIONS

  Fred Elefant, a member of the Board of Directors and Secretary of the Company, provides legal services as general counsel to the Company. Fees for such legal services were approximately $124,000, $136,000 and $132,000 in fiscal years 1995, 1996 and 1997, respectively.

  T. O'Neal Douglas, a member of the Board of Directors, is chairman and chief executive officer of the insurance company that administered the Company's self-insurance program through December 31, 1995. Administrative fees paid to the insurance company were approximately $339,000 for fiscal year 1995 and $484,000 during the first nine months of fiscal year 1996. The Company changed its self-insurance administrator as of January 1, 1996 to an unrelated party.

  In May 1997, the Company loaned Patrick C. Kelly, Chairman of the Board and Chief Executive Officer of the Company, approximately $216,000, all of which is currently outstanding, and in September 1997, the Company loaned Mr. Kelly an additional approximately $3.2 million to refinance debt that Mr. Kelly incurred in connection with his previous purchases of Common Stock. The loans bear interest at the applicable federal rate and 6.55%, respectively, and are expected to be repaid over a 10-year period.

  Prior to the date of issuance of the Private Notes, the Company made loans to certain employees in the aggregate of $0.6 million.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table reflects the number of shares of common stock, par value $0.01 per share (the "Common Stock"), beneficially owned as of September 30, 1997, by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each of the Chief Executive Officer and four other most highly compensated officers of the Company, (iii) each director, and (iv) all of the Company's executive officers and directors as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                                     NUMBER OF PERCENT OF
                             NAME                                     SHARES    TOTAL(1)
                             ----                                    --------- ----------
Putnam Investments, Inc.(2)......................................... 4,166,268    10.4%
Edgemont Asset Management Corp.(2).................................. 3,765,000     9.4
Physician Sales & Service, Inc. Employee Stock Ownership Plan &
 Trust(2)........................................................... 2,104,000     5.2
Patrick C. Kelly(3)(4).............................................. 1,128,323     2.8
John F. Sasen, Sr.(3)...............................................   229,844       *
Frederick E. Dell(3)................................................   239,449       *
David A. Smith(3)...................................................   209,494       *
James B. Stallings, Jr.(3)..........................................    47,566       *
Delmer W. Dallas....................................................   131,144       *
T. O'Neal Douglas...................................................    18,000       *
Fred Elefant(3)(5)..................................................   530,255     1.8
Delores P. Kesler...................................................     1,500       *
James L.L. Tullis(6)................................................   217,860       *
William C. Mason....................................................       --      --
All Executive Officers and Directors as a group (11 persons)(3)..... 3,236,181     8.1%

--------
* Less than 1%
(1) Based upon 40,097,445 shares of Common Stock outstanding as of September 30, 1997.
(2) The addresses for holders of five percent or more of the Common Stock outstanding are as follows: Putnam Investments, Inc., One Post Office Square, Boston, MA 02109; Edgemont Asset Management Corp., 140 East 45th Street, New York, New York 10017; and Physician Sales & Service, Inc. Employee Stock Ownership Plan & Trust, 4345 Southpoint Boulevard, Jacksonville, Florida 32216.
(3) Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of September 30, 1997 as follows: Mr. Kelly, 506,806 shares; Mr. Sasen, 110,106 shares; Mr. Dell, 66,160 shares; Mr. Smith, 73,266 shares; Mr. Stallings, 44,566 shares; Mr. Elefant, 17,539 shares; Mr. Tullis, 14,296 shares; and executive officers and directors as a group, 1,059,637 shares. Also included in such beneficial ownership are shares held for the account of certain individuals by the ESOP as follows: Mr. Kelly, 77,487 shares; Mr. Sasen, 18,872 shares; Mr. Smith, 25,959 shares; Mr. Dell, 96,420 shares; and all executive officers and directors as a group, 386,830 shares.

(4) Excludes 400,000 shares held in trust for Mr. Kelly's daughters.

(5) Includes 400,000 shares held in trust for Mr. Kelly's daughters for which Mr. Elefant serves as co-trustee.
(6) Includes 127,881 shares owned by Tullis Dickerson Capital Focus, L.P. and 11,200 shares owned by Tullis Dickerson Partners. Mr. Tullis is the general partner of Tullis-Dickerson Partners, the sole general partner of Tullis-Dickerson Capital Focus, L.P.

                        DESCRIPTION OF CREDIT FACILITY

  The Company is party to an Amended and Restated Loan and Security Agreement, dated December 21, 1994, as amended, among the Company, certain of its subsidiaries, NationsBank N.A. (formerly known as NationsBank of Georgia, N.A.), as agent, and the lenders party thereto (the "Credit Facility"). The Credit Facility consists of a $60.0 million revolving credit facility, including a subfacility for letters of credit, which may be increased to $75.0 million at the option of the Company.

  Loans under the Credit Facility will be evidenced by notes and mature on or before April 30, 1998, at which time the Credit Facility may be extended annually at the agent's sole discretion upon request by the Company. The Credit Facility provides for loans in the amount of 85% of the outstanding amount of eligible accounts receivable plus the lesser of $30.0 million or 50% of eligible inventory (as such terms are defined in the Credit Facility).

  Interest accrues at a variable rate indexed, at the Company's option, at the agent's prime rate or the London Interbank Offered Rate ("LIBOR"), plus an applicable margin which varies based upon certain leverage ratios requirements. Interest rates may vary from prime to prime plus 75 basis points or from LIBOR plus 150 basis points to LIBOR plus 250 basis points, based upon the Company's applicable leverage ratio.

  The Company's obligations under the Credit Facility are secured by a lien on substantially all of the assets of the Company and certain of its subsidiaries, including accounts receivable, inventory, equipment, intangible and other property. Amounts outstanding under the Credit Facility are joint and several direct obligations of the Company and certain of its subsidiaries.

  The Credit Facility contains operating and financial covenants, including, without limitation, requirements to maintain leverage and debt service coverage ratios and minimum tangible net worth. In addition, the Credit Facility includes customary covenants relating to the delivery of financial statements, reports, notices and other information, access to information and properties, maintenance of insurance, payment of taxes, maintenance of assets, nature of business, corporate existence and rights, compliance with applicable laws, including environmental laws, transactions with affiliates, use of proceeds, limitations on indebtedness, limitations on liens, limitations on certain mergers and sales of assets, limitations on investments, limitations on stock repurchases, and limitations on debt payments and other distributions, including prepayment or redemption of the Notes. The Company obtained a waiver of such covenants to the extent necessary to permit the offering of the Notes.

  The Credit Facility provides for an annual fee to the agent, an unused commitment fee, letter of credit fees and an activation fee if the Company elects to increase the line of credit to $75.0 million.

  The Credit Facility contains certain events of default after expiration of applicable grace periods, including failure to make payments under the Credit Facility, breach of representations and warranties, breach of covenants, certain cross-defaults, certain events of insolvency or bankruptcy with respect to the Company or its subsidiaries, certain judgments against the Company and certain events relating to changes in senior management of the Company.

                         DESCRIPTION OF EXCHANGE NOTES

  The Exchange Notes will be issued as a separate series under the Indenture (the "Indenture"), dated as of October 7, 1997, by and among the Company, the Subsidiary Guarantors and SunTrust Bank, Central Florida, National Association, as Trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes (which they replace) except that (i) the Exchange Notes bear a different CUSIP Number from the Private Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Private Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture and Registration Rights Agreement may be obtained from the Company or the Trustee. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this section, references to the "Company" include only Physician Sales & Service, Inc., and not its Subsidiaries.

  The Private Notes are, and the Exchange Notes will be, general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Credit Facility. The Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness of the Subsidiary Guarantors. As of September 30, 1997, the Company had approximately $1.8 million of Senior Indebtedness (including guarantees of $1.1 million of Indebtedness of Foreign Subsidiaries), and the Subsidiary Guarantors had approximately $0.4 million of Guarantor Senior Indebtedness. In addition, the Company had commitments of $60.0 million available under the Credit Facility which is secured by substantially all of the assets of the Company and certain of its subsidiaries. See "Risk Factors-- Subordination of Notes; Asset Encumbrance" and "--Reliance on Payments of Subsidiary Guarantors; Suretyship Defenses." The Exchange Notes will also be, and the Private Notes are, structurally subordinated to all indebtedness and other obligations of each of the Company's Subsidiaries other than the Subsidiary Guarantors (to the extent of the assets of such Subsidiary). As of September 30, 1997, the aggregate Indebtedness of the Company's Subsidiaries, other than the Subsidiary Guarantors, was $1.1 million. The Indenture permits the incurrence of additional Indebtedness in the future.

  The operations of the Company are conducted both by the Company itself and through its Subsidiaries, and the Company may, therefore, be dependent upon the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the Notes. While all of the existing domestic subsidiaries of the Company are, and all future material domestic subsidiaries are expected to be, Subsidiary Guarantors, the Foreign Subsidiaries of the Company are not Subsidiary Guarantors and may be restricted in their ability to pay dividends to the Company pursuant to instruments governing indebtedness of such Subsidiaries. See "Risk Factors--Reliance on Payments of Subsidiary Guarantors; Suretyship Defenses."

  Initially, WorldMed, Inc., WorldMed International, Inc. and WorldMed, N.V., the Company's Foreign Subsidiaries, which as of September 30, 1997 represented less than 1% of the Company's Consolidated Net Worth, will be Unrestricted Subsidiaries. Under certain circumstances, the Company will be able to designate any Subsidiary formed by the Company or acquired by the Company after the original issuance of the Notes as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be Subsidiary Guarantors and will not be subject to most of the restrictive covenants set forth in the Indenture.

  The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Private Notes and the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. Except as set forth below under "Book Entry; Delivery and Form--Same-Day Settlement and Payment" at the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders; provided that all payments of principal, interest, and premium, if any, with respect to Exchange Notes, the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available next day funds to the accounts specified by the Holders thereof. Any Private Notes remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $250,000,000, of which Private Notes in the aggregate principal amount of $125,000,000 were issued in the Initial Offering and will mature on October 1, 2007. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" and the restrictions contained in the Credit Facility. Interest on the Notes will accrue at the rate of 8 1/2% per annum and will be payable semiannually in cash on each April 1 and October 1, commencing on April 1, 1998, to the Persons who are registered Holders at the close of business on the March 15 and September 15 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the Issue Date. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

MANDATORY REDEMPTION

  Except as set forth below under "--Change of Control" and "--Certain Covenants--Limitation on Asset Sales," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

OPTIONAL REDEMPTION

  Optional Redemption. The Exchange Notes will be, and the Private Notes are, redeemable, at the Company's option, in whole at any time or in part from time to time, on and after October 1, 2002, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on October 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

            YEAR                               PERCENTAGE
            ----                               ----------
            2002............................... 104.250%
            2003..............................  103.188%
            2004..............................  102.125%
            2005..............................  101.063%
            2006 and thereafter...............  100.000%

  Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to October 1, 2000, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 40% of the principal amount of the Notes originally issued at a redemption price equal to 108.500% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 60% of the aggregate principal amount of the Notes originally issued in the Initial Offering remain outstanding immediately after the occurrence of any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

  The payment of all Obligations on the Private Notes is, and on the Exchange Notes will be, subordinated in right of payment to the prior Payment in Full of all Obligations with respect to any Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors in an Insolvency or Liquidation Proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due upon all Senior Indebtedness shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, by the Company or any of its Subsidiaries, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition, by the Company or any of its Subsidiaries, of any of the Notes for cash or property, except for Permitted Insolvency Payments. Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Insolvency Payments), to which the Holders of the Notes or the Trustee would be entitled will be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Notes or by the Trustee if received by them, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the amounts of Senior Indebtedness held by such holders) or their Representatives, as their interests may appear, for application to the payment of the Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Indebtedness.

  If either: (i) any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Indebtedness, or (ii) any default occurs and is continuing with respect to any Designated Senior Indebtedness resulting in the acceleration of the maturity of all or any portion of any Designated Senior Indebtedness, no payment of any kind or character (other than Permitted Insolvency Payments) shall be made by the Company or any of its Subsidiaries with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property. In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness, permitting the holders of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any of its Subsidiaries shall: (x) make any payment of any kind or character (other than Permitted Insolvency Payments) with respect to any Obligations on the Notes or
(y) acquire any of the Notes for cash or property (other than in exchange for Permitted Insolvency Payments). Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date of the commencement of the Blockage Period and only one such Blockage Period may be commenced within any 365 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Indebtedness whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

  By reason of such subordination, in the event of an Insolvency or Liquidation Proceeding relating to the Company, creditors of the Company who are not holders of Senior Indebtedness, including the Holders of the Notes, may recover less, ratably, than holders of Senior Indebtedness.

  The Indenture contains other customary subordination provisions regarding turnover of payments, subrogation and the like.

GUARANTEES

  Each Subsidiary Guarantor has fully and unconditionally guaranteed and will fully and unconditionally guarantee, jointly and severally, to each Holder and the Trustee, subject to subordination provisions substantially the same as those described above, the full and prompt payment of principal of and interest on the Private Notes and Exchange Notes, respectively, and of all other Obligations under the Indenture.

  The obligations of each Subsidiary Guarantor under its Guarantee are and shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Obligations under the Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under such Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

  The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) is and will be subordinated to Guarantor Senior Indebtedness (defined with respect to the Indebtedness of a Subsidiary Guarantor in the same manner as Senior Indebtedness is defined with respect to the Company) on the same terms as the Private Notes are, and the Exchange Notes will be, subordinated to Senior Indebtedness. As of June 30, 1997, the Subsidiary Guarantors had approximately $0.4 million of Guarantor Senior Indebtedness. See "--Subordination" above.

  The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless, subject to the provisions of the following paragraph: (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the Obligations of such Subsidiary Guarantor under the Notes, the Indenture, and the Registration Rights Agreement pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists;
(iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; and (iv) the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness"covenant. The requirements of clauses
(iii) and (iv) of this paragraph will not apply in the case of a consolidation with or merger with or into the Company or another Subsidiary Guarantor.

  The Indenture provides that: (a) in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, or (b) in the event that the Company designates a Subsidiary Guarantor to be an Unrestricted Subsidiary, or such Subsidiary Guarantor ceases to be a Subsidiary of the Company, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor or any such designation) or the entity acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Change of Control" and "--Certain Covenants--Limitation on Asset Sales." In the case of a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the assets of a Subsidiary Guarantor, upon the assumption provided for in clause (i) of the covenant described in the prior paragraph, such Subsidiary Guarantor shall be discharged from all further liability and obligation under the Indenture.

CHANGE OF CONTROL

  The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

  The Credit Facility will restrict the Company from repurchasing any Notes and also provides that certain asset sales and change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. The Indenture provides that prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to: (i) repay in full all Indebtedness and terminate all commitments under the Credit Facility and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Facility and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Facility and all other Senior Indebtedness to permit the repurchase of the Notes as provided below. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility and would likely cause an event of default under any other outstanding Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See "Risk Factors--Subordination of Notes; Asset Encumbrance" and "Description of Credit Facility."

  Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, and the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction that does not constitute a Change of Control.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of each of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times or otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in the definition thereof or is entitled to be incurred pursuant to the preceding sentence, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such category or pursuant to the preceding sentence.

  Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly: (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock or any Restricted Subsidiary's Capital Stock; (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Subsidiary of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock; (c) make any Investment (other than Permitted Investments); or (d) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Pari Passu Debt or Indebtedness subordinated in right of payment to the Notes or the Guarantees, except a payment of interest or principal at Stated Maturity (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"; provided, however, that any payment made by a Restricted Subsidiary prior to its acquisition by, or merger into, the Company or a Subsidiary of the Company shall not constitute a Restricted Payment for purposes of this covenant), unless at the time of such Restricted Payment and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) is less than the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus
(x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (y) 100% of the net cash proceeds from the sale of Investments by the Company (other than Permitted Investments) provided that such Investment was made after the Issue Date; plus (z) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(x) and (z), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes).

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; or (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Qualified Capital Stock of the Company or payment, redemption, acquisition or defeasance of Pari Passu Debt or Indebtedness subordinated in right of payment to the Notes or the Guarantees, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company (excluding, in the case of clause (2)(ii), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes); (3) the defeasance, redemption, repurchase or other acquisition of Pari Passu Debt or subordinated Indebtedness with the net cash proceeds from an incurrence of Refinancing Indebtedness; (4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Company or a Wholly Owned Restricted Subsidiary of the Company; (5) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or employment agreement either (a) in the case of a stock option agreement, in effect as of the date of the Indenture, or (b) upon the termination of such person's employment; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock pursuant to this clause (b) shall not exceed $1,000,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (6) if no Default or Event of Default shall have occurred and be continuing, repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (7) Investments in, including Contributions to, a Restricted Subsidiary if such Restricted Subsidiary is not a Foreign Subsidiary and (a) executes and delivers to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall guarantee all of the Obligations of the Company with respect to the Indenture and the Notes and
(b) delivers to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of the Indenture; and (8) Investments made after the Issue Date in Foreign Subsidiaries in an aggregate amount not exceeding $20,000,000 at any one time outstanding. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) and (5) shall be included and amounts expended pursuant to clauses (2), (3),
(4), (6), (7) and (8) shall not be included in such calculation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

  Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors); (ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than
(I) contingent liabilities (except to the extent reflected (or reserved for) on a balance sheet of the Company or any Restricted Subsidiary as of the date prior to the date of consummation of such transaction) and (II) liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent so received), shall be deemed to be cash or Cash Equivalents for purposes of this provision, provided further, that the 75% limitation referred to above shall not apply to any Asset Sale in which the cash portion of the consideration received therefor is equal to or greater than the after-tax net cash proceeds that would have been received by the Company had a transaction involving the same assets complied with the aforementioned 75% limitation but was not structured with the same tax benefits as the actual transaction; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net

Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay or irrevocably cash collateralize any Senior Indebtedness and, in the case of any Senior Indebtedness under any Revolving Credit Facility, effect a permanent reduction in the availability under such Revolving Credit Facility, (B) to make an investment in, or Business Acquisition of, properties and assets (other than cash, Cash Equivalents or inventory) that (x) replace the properties and assets that were the subject of such Asset Sale or (y) will be used in a Permitted Business ("Replacement Assets"); provided, however, that in the event the Company or such Restricted Subsidiary made an investment in, or Business Acquisition of, Replacement Assets within 180 days prior to such sale, such prior investment shall also satisfy the requirements of this clause (B), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

  In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

  Notwithstanding the two immediately preceding paragraphs, the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent: (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets (including inventory) and the remainder constitutes cash or Cash Equivalents and (ii) such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets (including inventory) received by the Company or any of its Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

  Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the Indenture by virtue thereof.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay or guarantee any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture or the Credit Facility as in effect on the Issue Date; (3) customary non-ssignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or any Subsidiary thereof; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) purchase money obligations for property acquired that impose restrictions of the nature described in clause (4) above on the property so acquired; (7) any instrument or agreement governing Indebtedness permitted to be incurred under the Indenture, which is secured, or permitted to be secured, by a Lien permitted to be incurred under the Indenture, which encumbrance or restriction is not applicable to any property or assets other than the property or assets subject to, or permitted to be subject to, such Lien; (8) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (6) or (7) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4), (5), (6) or (7); or (9) restrictions contained in any purchase or sale agreement relating to the purchase or sale of a Subsidiary; provided, that such restriction does not extend to any assets other than those being acquired or sold.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (i) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary or of Local Qualifying Securities and (b) the Net Cash Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Limitation on Asset Sales," and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares or Local Qualifying Securities) to any Person other than to the Company or a Restricted Subsidiary of the Company; provided, however, the foregoing restrictions will not apply to transfers, conveyances, sales, leases or other dispositions (collectively "dispositions") of any Capital Stock of any Restricted Subsidiary that have a fair market value at the time of such disposition of less than $250,000.

  Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless: (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and
(ii) in all other cases, the Notes are equally and ratably secured, except for
(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Indebtedness;
(C) Liens securing Guarantor Senior Indebtedness; (D) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens; (X) extend to no more assets and are no more restrictive than the Liens in respect of the Indebtedness being Refinanced and (Y) do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so Refinanced; (F) Permitted Liens; and (G) Liens on accounts and related general intangibles of an Accounts Receivable Subsidiary.

  Prohibition on Incurrence of Layered Indebtedness. The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to any Senior Indebtedness and (b) senior in any respect in right of payment to the Notes and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to its Guarantor Senior Indebtedness and (b) senior in right of payment to its Guarantee.

  Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity")
(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be,
(1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

  Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

  Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the next succeeding paragraph below and (y) Affiliate Transactions on terms that are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves aggregate payments or other property with a fair market value of more than $5,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

  The restrictions set forth in the preceding paragraph shall not apply to, and the following shall be deemed not to be Affiliate Transactions, (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture and in the case of transactions involving Wholly Owned Restricted Subsidiaries that are Foreign Subsidiaries, such transactions are on terms no less favorable to the other Wholly Owned Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) transactions permitted by the provisions of the Indenture described under the covenant entitled "Sales of Accounts Receivable;" (v) Restricted Payments and Permitted Investments permitted by the Indenture; (vi) transactions entered into by Subsidiaries prior to their acquisition by the Company or a Subsidiary thereof; (vii) loans or credit, the forgiveness of loans or credit and purchases of Capital Stock pursuant to an Executive Stock Purchase Program; provided, that the gross proceeds of any loans or credit are used to purchase Capital Stock of the Company from the Company; and (viii) purchases of Capital Stock other than Disqualified Capital Stock by the Company's Employee Stock Ownership Plan or Employee Stock Purchase Plan.

  Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption "--Limitation on Incurrence of Additional Indebtedness" and
(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Limitation on Liens" and (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5,000,000 as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction.

  Limitation on Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided, however, that (i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of "-- Limitation on Incurrence of Additional Indebtedness" above, and (ii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Permitted Indebtedness), no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness (other than Permitted Indebtedness) the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "--Limitation on Incurrence of Additional Indebtedness" above.

  The Board of Directors of the Company also may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation is at that time permitted under "--Limitation on Restricted Payments" above, (ii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "--Limitation of Incurrence of Additional Indebtedness" above, and (iii) such Subsidiary meets the requirements of clause (II) of the definition of the term Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Limitation on Restricted Payments" and setting forth in reasonable detail the underlying calculations.

  For purposes of the covenant described under "--Limitation on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date, the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated as a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and (ii), "net worth" is to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

  If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of clause (II) of the definition of the term Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Limitation on Incurrence of Additional Indebtedness," the Company shall be in default of such covenant).

  The Subsidiaries of the Company that are not designated by the Board of Directors of the Company as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries of the Company. Notwithstanding the foregoing, all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

  Business Activities. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Sales of Accounts Receivable. The Company may, and any of its Restricted Subsidiaries may, sell, at any time and from time to time, all of their respective accounts receivable (and related general intangibles) to an Accounts Receivable Subsidiary; provided that (i) the cash received in each sale is not less than 90% of the aggregate face value of the receivables sold and the remainder of the consideration received in each such sale is a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation other than that due to the financial institution or other entity providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (a "Financier");provided further that the Initial Sale will include all eligible accounts receivable of the Company and/or its Restricted Subsidiaries that will be party to such arrangements in existence on the date of the Initial Sale, (ii) the cash proceeds received from the Initial Sale less reasonable and customary transaction costs will be deemed to be Net Cash Proceeds and will be applied in accordance with the covenant entitled "Limitation on Asset Sales;" and (iii) the Company and its Restricted Subsidiaries will sell their accounts receivable to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.

  The Company (i) will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from the Company or any of its Restricted Subsidiaries to any other person except on an arm's-length basis and solely for consideration in the form of cash or Cash Equivalents, (ii) will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of the Company and its Restricted Subsidiaries and activities incidental thereto, (iii) will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP,
(iv) will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to the Company as payment on the Promissory Notes, all available cash or Cash Equivalents not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements and (v) will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon (1) the occurrence of a Default with respect to the Company and its Restricted Subsidiaries and (2) the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.

  Payments for Consent. Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Additional Guarantees. The Indenture provides that (i) if the Company or any of its Restricted Subsidiaries shall, after the date of the Indenture, transfer or cause to be transferred, including by way of any Investment, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Restricted Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary, (ii) if the Company or any of its Restricted Subsidiaries shall acquire another Restricted Subsidiary other than a Foreign Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million, or (iii) if any Restricted Subsidiary other than a Foreign Subsidiary shall incur Acquired Indebtedness in excess of $1.0 million, then the Company shall, at the time of such transfer, acquisition or incurrence, (i) cause such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Indebtedness (if not then a Subsidiary Guarantor) to execute a Guarantee of the Obligations of the Company under the Notes in the form set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel, in form reasonably satisfactory to the Trustee, that such Guarantee is a valid, binding and enforceable obligation of such transferee, acquired Restricted Subsidiary or Restricted Subsidiary incurring Acquired Debt, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries may make an Investment in any Wholly Owned Restricted Subsidiary of the Company without compliance with this covenant provided that such Investment is permitted by the covenant described under the caption, "Limitation on Restricted Payments."

  Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture will further provide that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA (S) 314(a). At the Company's expense, the Company shall cause an annual report if furnished by it to stockholders generally and each quarterly or other financial report if furnished by it to stockholders generally to be filed with the Trustee and mailed to the Holders at their addresses appearing in the register of Notes maintained by the Registrar at the time of such mailing or furnishing to stockholders. The Company shall make such annual, quarterly and other financial reports available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":

    (i) the failure to pay interest on any Notes or any amount payable pursuant to any Guarantee with respect to interest when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

    (ii) the failure to pay the principal on any Notes or any amount payable pursuant to any Guarantee (other than as provided in (i)), when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

    (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    (iv) there shall be a default under any Indebtedness of the Company or any Subsidiary (other than an Unrestricted Subsidiary whose Indebtedness is not then guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness now exists or shall hereinafter be created, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $5,000,000 or more at any one time outstanding;

    (v) one or more judgments (to the extent not covered by insurance and as to which the insurer has not acknowledged coverage in writing) in an aggregate amount in excess of $5,000,000 shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid, unbonded or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

    (vi) certain events of bankruptcy affecting the Company, any Subsidiary Guarantor or any of their Significant Subsidiaries (other than an Unrestricted Subsidiary whose Indebtedness is not then guaranteed by the Company or any of its Restricted Subsidiaries); or

    (vii) except as permitted by the Indenture, any Guarantee shall cease to be, or be asserted in writing by any Subsidiary Guarantor or the Company not to be, in full force and effect, and enforceable in accordance with the terms.

  If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facility or 5 business days after receipt by the Company and the Representative under the Credit Facility of such Acceleration Notice. If an Event of Default specified in clause (vi) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

  At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to the First Call Date, then the premium specified in the Indenture for redemption as of the First Call Date shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee or stockholder, as such, of the Company or any Subsidiary shall have any liability for any obligations of the Company or any Subsidiary under the Notes, any Guarantee or the Indenture. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This provision does not affect any possible claims under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes (and each Subsidiary Guarantor shall be discharged from any and all obligations with respect thereto and with respect to its Guarantee) ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers'

Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

  From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the principal amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;
(iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or the Guarantees in a manner which adversely affects the Holders or (ix) release any Subsidiary Guarantor from any of its obligations under the Guarantee other than in accordance with the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

  The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Accounts Receivable Subsidiary" means a newly created, Unrestricted Subsidiary of the Company (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries, (ii) which is designated by the Board of Directors of the Company as an Accounts Receivable Subsidiary pursuant to a Board of Directors' resolution set forth in an Officers' Certificate and delivered to the Trustee,
(iii) that has total assets at the time of such creation and designation with a book value of $10,000 or less, (iv) which has no Indebtedness other than Non-Recourse Debt, and (v) with which neither the Company nor any Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with sales of accounts receivable in accordance with the covenant entitled "Sale of Accounts Receivables" and fees payable in the ordinary course of business in connection with servicing accounts receivable.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

  "Act" means the Securities Act of 1933, as amended.

  "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Subsidiary Guarantor at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided,that beneficial ownership of 10% or more of the voting Capital Stock of a Person shall be deemed to be control. The terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction, but excluding any such transaction consummated by a Restricted Subsidiary prior to its acquisition by, or merger into, the Company or a Subsidiary of the Company) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $250,000 provided that aggregate of all such transactions in any single calendar year shall not exceed $1,000,000, (ii) sales of accounts receivables to the Accounts Receivable Subsidiary in accordance with the covenant entitled "Sales of Accounts Receivable" and (iii) the sale, lease, conveyance, disposition or other transfer (x) of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets," (y) involving only cash, Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company, or (z) involving only the lease or sublease of any real or personal property in the ordinary course of business.

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Business Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, or
(b) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof or which the holder has the right to require the issuer to repurchase at a price greater than or equal to the principal amount thereof within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from both Standard & Poor's Corporation ("S&P") and Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from both S&P and Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above with a fair market value greater than or equal to the repurchase price, entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
(v) above.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions, by any Person or Group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of either more than 30% (or in the case of any Person or Group that beneficially owns 10% or more of the aggregate ordinary voting power as of the Issue Date, 35%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or more than 40% of the aggregate issued and outstanding Common Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business or other transactions the effect of which has been excluded from Consolidated Net Income), (B) Consolidated Interest Expense and (C) Consolidated Non-cash

Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital or revolving credit facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Business Acquisitions (including, without limitation, any Business Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Business Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA for such Four Quarter Period attributable to the Person or assets which are the subject of the Business Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Business Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock or dividends to the extent payable to the Company or its Restricted Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period (other than in the case of Preferred Stock of such Person and its Restricted Subsidiaries for which the dividends are tax deductible for Federal income tax purposes) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, whether paid or accrued, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and
(d) the interest portion of any deferred payment obligation, including with respect to Attributable Debt; (ii) the aggregate dividend payments of such Person and its Restricted Subsidiaries for such period with respect to Disqualified Capital Stock; and (iii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis (before Preferred Stock (other than Disqualified Stock) dividend requirements), determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses,
(c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted (or subject to tax) by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, (i) any gain realized in connection with the disposition of any securities other than Cash Equivalents by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (j) all gains or losses from the cumulative effect of any change in accounting principles and (k) Consolidated Pooling Expenses.

  "Consolidated Net Worth" means, (A) with respect to any partnership, the common and preferred partnership equity of such partnership and its consolidated subsidiaries, as determined on a consolidated basis in accordance with GAAP, and (B) with respect to any other Person as of any date, the sum of
(i) the consolidated equity of the common equity holders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred equity (other than Disqualified Capital Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), plus (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve relating to possible cash charges or expenditures for any future or past period).

  "Consolidated Pooling Expenses" of any Person means for any period, with respect to such Person and its Restricted Subsidiaries on a consolidated basis, the transaction, merger-related and non-recurring costs and expenses for such period recorded in connection with a pooling-of-interests transaction, in accordance with GAAP, but only to the extent such expenses would have been capitalized, in accordance with GAAP, if such transaction had been a purchase transaction including, but not limited to, severance costs, plant closings, relocations and like costs.

  "Contributions" means any loans, cash advances, capital contributions, investments or other transfers of assets for either (i) Capital Stock or (ii) less than fair value by the Company or any of its Restricted Subsidiaries to any Subsidiary or other Affiliate of the Company or any of its Restricted Subsidiaries other than to a Subsidiary Guarantor.

  "Credit Facility" means the Amended and Restated Loan and Security Agreement, dated as of December 21, 1994, by and among the Company, PSS Texas, Inc., PSS Rhode Island, Inc., Standard/Crescent City Surgical Supplies, Inc., and the financial institutions party thereto from time to time and NationsBank, N.A. (formerly known as NationsBank of Georgia, N.A.), as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, and any agreement extending the maturity of, Refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness"covenant above)) all or any portion of the Indebtedness (or commitment to extend such Indebtedness) under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) Indebtedness under or in respect of the Credit Facility and (ii) any other Indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

  "Disqualified Capital Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

  "Escrowed Purchase Price" means the deferred purchase price of property, including a Business Acquisition, for which an escrow of cash or Cash Equivalents has been established, and with respect to which the payment obligation (whether contingent or fixed) does not exceed the amount of such escrow, plus the earnings actually received thereon.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

  "Executive Stock Purchase Program" means any plan or program implemented by the Company pursuant to which the Company provides loans or otherwise extends credit to officers of the Company for the purpose of purchasing Common Stock of the Company from the Company in an amount not less than the amount of such loans or credit. Under the terms of any Executive Stock Purchase Program, the Company may, based on the financial performance of the Company, forgive the repayment of all or any portion of such loan.

  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

  "First Call Date" means October 1, 2002.

  "Foreign Subsidiary" means any Subsidiary of the Company either (a) which is organized outside of the United States of America, (b) whose principal activities are conducted outside of the United States of America or (c) whose only material assets are Capital Stock in Subsidiaries which are Foreign Subsidiaries.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "Indebtedness" means with respect to any Person, without duplication, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all indebtedness or other obligations of such Person issued or assumed as the deferred purchase price of property other than Escrowed Purchase Price, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not in default or overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all indebtedness for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below of such Person or any other Person,
(vii) all indebtedness of any other Person of the type referred to in clauses
(i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all indebtedness under Currency Agreements and Interest Swap Agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. The amount of any Indebtedness (other than Disqualified Capital Stock) outstanding as of any date shall be (i) the accreted value thereof, to the extent such Indebtedness does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Initial Sale" means the first transaction in which accounts receivable are sold by the Company and/or its Restricted Subsidiaries to an Accounts Receivable Subsidiary.

  "Insolvency or Liquidation Proceedings" means with respect to any Person (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding relative to such Person or to the creditors of such Person, as such, or to the assets of such Person, or (ii) any liquidation, dissolution, reorganization or winding up of such Person, whether voluntary or involuntary and involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

  "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee, other than a guarantee of Indebtedness of a Foreign Subsidiary permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person (including a Subsidiary of the referent Person). "Investment" shall exclude extensions of trade credit by the Company and its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

  "Issue Date" means October 7, 1997.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "Local Qualifying Securities" with respect to any Foreign Subsidiary means the minimum amount of Capital Stock of such Foreign Subsidiary required by applicable law of the country in which the Foreign Subsidiary is located to be owned by a citizen of such country.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) income taxes paid or payable after taking into account any reduction in consolidated income tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders, except for lenders under Indebtedness in existence on the Issue Date or instruments governing Acquired Indebtedness (a) have acknowledged that they do not have recourse to the holder of the Capital Stock of the debtor or (b) have been notified in writing that they will not have any recourse to the stock or assets of either the Company or any of its Restricted Subsidiaries.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Pari Passu Debt" means any Indebtedness of the Company or its Restricted Subsidiaries which, by its terms, is pari passu in right of payment to the Notes or the Guarantees.

  "Payment in Full" (together with any correlative phrases, e.g., "paid in full" and "pay in full") means (i) with respect to any Senior Indebtedness other than Senior Indebtedness under or in respect of the Credit Facility, payment in full thereof or due provision for payment thereof (x) in accordance with the terms of the agreement or instrument pursuant to which such Senior Indebtedness was issued or is governed or (y) otherwise to the reasonable satisfaction of the holders of such Senior Indebtedness, which shall include, in any Insolvency or Liquidation Proceeding, approval by such holders individually or as a class, of the provision for payment thereof, and (ii) with respect to Senior Indebtedness under or in respect of the Credit Facility, payment in full thereof in cash or Cash Equivalents.

  "Permitted Business" means the business of the Company and its Subsidiaries as existing on the Issue Date or such other businesses as the Board of Directors of the Company determines are reasonably related thereto as evidenced by a Board Resolution.

  "Permitted Indebtedness" means without duplication, each of the following:

    i) Indebtedness under the Notes and the Indenture;

    ii) Indebtedness under the Guarantees;

    iii) Indebtedness incurred pursuant to the Credit Facility (and the guarantees thereunder) in an aggregate principal amount at any time outstanding not to exceed $30,000,000;

    iv) other Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

    v) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that (x) such Interest Swap Obligations are designed to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture (and are used for bona fide hedging, and not speculative, purposes); and (y) the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

    vi) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements
  (i) are designed to protect against fluctuations in currency value (and are used for bona fide hedging, and not speculative, purposes) and (ii) do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    vii) Indebtedness of the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor to the Company or to a Wholly Owned Restricted Subsidiary of the Company that is Subsidiary Guarantor for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor; provided that (x) if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness and (y) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Indenture and the Notes;

    viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

    ix) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit or guarantees by or for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    x) Refinancing Indebtedness;

    xi) Indebtedness incurred by the Company or any Restricted Subsidiary of the Company in connection with the purchase, cost of construction or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business or consisting of Capitalized Lease Obligations; provided that at the time of the incurrence thereof, such Indebtedness, does not exceed $5,000,000 (less any Refinancing Indebtedness incurred to refinance any Indebtedness incurred under this clause xi);

    xii) Acquired Indebtedness of a Subsidiary, which Subsidiary was acquired after the Issue Date and which Acquired Indebtedness was in existence at the time of acquisition of such Subsidiary, if such Acquired Indebtedness is Non-Recourse Debt (except with respect to such Subsidiary and its Subsidiaries) and such Acquired Indebtedness does not exceed $10,000,000 in the aggregate outstanding at any time;

    xiii) Indebtedness in the form of holdback notes or deferred purchase price in connection with a Business Acquisition in an amount not to exceed 20% of the purchase price of such Business Acquisition;

    xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiary in connection with such disposition;

    xv) Obligations in respect of performance bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

    xvi) Guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by the Company or a Restricted Subsidiary of the Company so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary of the Company is otherwise permitted by the terms of the Indenture;

    xvii) Indebtedness of Foreign Subsidiaries (which is Non-Recourse Debt, except with respect to such entities) that are Restricted Subsidiaries in an amount, at any time outstanding not to exceed $5,000,000;

    xviii) Non-Recourse Debt of Unrestricted Subsidiaries; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and

    xix) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding.

  "Permitted Insolvency Payments" means (i) securities distributed to the Holders of the Notes in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Indebtedness, but only if all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults), are at least as favorable (and provide the same relative benefits) to the holders of Senior Indebtedness and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Indebtedness as the terms and conditions of the Notes and the Indenture are, and provide to the holders of Senior Indebtedness, and (ii) payments from a trust established pursuant to the provisions of the Indenture described under "Satisfaction and Discharge of the Indenture", provided that payment into such trust was not made either (x) within 90 days prior to the commencement of an Insolvency or Liquidation Proceeding, or (y) during any period in which payment on the Notes is blocked pursuant to the subordination provisions of the Indenture.

  "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company in any Person engaged in a Permitted Business that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company other than a Foreign Subsidiary or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company other than a Foreign Subsidiary, (ii) Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated to the Company's obligations under the Notes and the Indenture, pursuant to a written agreement and to the same extent that the Notes are subordinated to Senior Indebtedness; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Subsidiaries (a) in existence as of the Issue Date, (b) in the ordinary course of business for bona fide business purposes not in excess of $2,000,000 at any one time outstanding or (c) pursuant to an Executive Stock Purchase Program; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in securities of trade creditors or customers received in settlement of trade receivables at such time as the account debtor is insolvent or otherwise unable to pay or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments made by the Company or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;
(viii) Investments in an Accounts Receivable Subsidiary received in consideration of sales of accounts receivable in accordance with the covenant entitled "Sales of Accounts Receivable;" (ix) Investments by the Company or a Wholly Owned Restricted Subsidiary in the form of loans or advances described in clause (vii) of the definition of the term Permitted Indebtedness; and (x) additional Investments made after the Issue Date in an aggregate amount not exceeding $10,000,000 at any one time outstanding.

  "Permitted Liens" means the following types of Liens:

    i) Liens for taxes, assessments or governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    iv) Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection with the items referred to in clause (iii) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    v) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    vi) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

    vii) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

    viii) purchase money Liens to finance property or assets of the Company or any Subsidiary of the Company acquired or constructed in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    ix) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    x) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    xi) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

    xii) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

    xiii) Liens securing Indebtedness under Currency Agreements;

    xiv) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary of the Company and are no more favorable to the lien holders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company;

    xv) Liens to secure Attributable Debt that is permitted to be incurred pursuant to the covenant entitled "Sale and Leaseback Transactions;" provided that any such Lien shall not extend to or cover any assets of the Company or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Debt is incurred.

    xvi) Leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

    xvii) Any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any of its Subsidiaries of its obligations under such lease;

    xviii) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is lessee; and

    xix) Liens in favor of the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture governing Indebtedness permitted to be incurred or outstanding under the Indenture.

  "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, a governmental agency or political subdivision thereof or other entity.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Public Equity Offering" means an underwritten equity offering, pursuant to an effective registration statement under the Act, of the Qualified Capital Stock of the Company, or of any entity of which the Company is a direct or indirect subsidiary, to the extent the proceeds thereof shall have been received or contributed to the Company.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness (other than Indebtedness under the Credit Facility) incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (v), (vi), (vii), (viii) or (ix) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium or penalty required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall have a final maturity date later than 91 days after the final maturity date of the Notes and shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

  "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Revolving Credit Facility" means one or more revolving credit facilities under the Credit Facility.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

  "Senior Indebtedness" means, all Indebtedness and other Obligations specified below payable directly or indirectly by the Company or any of its Restricted Subsidiaries (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, by the Company or any of its Restricted Subsidiaries: (i) the principal of, interest on and all other Obligations related to, the Credit Facility (including without limitation all loans, letters of credit and other extensions of credit under the Credit Facility, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Facility); (ii) amounts payable in respect of any Interest Swap Obligations and Currency Agreements; (iii) all Indebtedness not prohibited by the "--Limitation on Incurrence of Additional Indebtedness" covenant that is not expressly pari passu with or subordinated to the Notes; and (iv) all permitted Refinancings thereof. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) any Indebtedness of the Company to a Subsidiary of the Company, (b) Indebtedness to, or guaranteed on behalf of, any Affiliate of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (c) accounts payable and other amounts due to trade creditors in connection with obtaining goods, materials or services, (d) Indebtedness represented by Disqualified Capital Stock, (e) any liability for federal, state, local or other taxes owed or owing by the Company, (f) Indebtedness incurred in violation of the Indenture provisions set forth under "--Limitation on Incurrence of Additional Indebtedness,"(g) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (h) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

  "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

  "Stated Maturity" means, with respect to any installment of interest, accreted value or principal on any series of Indebtedness, the date on which such payment of interest or principal is due or is scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, accreted value or principal prior to the date originally scheduled for the payment or accretion thereof.

  "Subsidiary", with respect to any Person, means (i) any corporation, limited liability company, limited partnership or limited liability partnership, general partnership of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors (or Persons having similar control or authority) under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

  "Subsidiary Guarantor" means (i) initially, Diagnostic Imaging, Inc., PSS Service, Inc., PSS Holding, Inc., Physician Sales & Service Limited Partnership, PSS Rhode Island, Inc., PSS Texas, Inc., PSS Delaware, Inc.,

PSS Physician Services, Inc., Standard/Crescent City Surgical Supplies, Inc. and S&W X-Ray, Inc., and (ii) each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to be a Subsidiary Guarantor when its respective Guarantee is released in accordance with the terms thereof.

  "Unrestricted Subsidiary" means (I) WorldMed, Inc., WorldMed International, Inc., and WorldMed, N.V. and (II) any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the "Limitation on Restricted and Unrestricted Subsidiaries"covenant but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; provided, however,that any such Non-Recourse Debt may be guaranteed by the Company or its Restricted Subsidiaries, provided, that such guarantee is permitted by the "--Limitation on Incurrence of Additional Indebtedness"covenant; (b) on the date of such designation is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or such Restricted Subsidiary; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or its Restricted Subsidiaries.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than Local Qualifying Securities) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Private Notes were originally sold by the Company on October 7, 1997 to the Initial Purchasers pursuant to the Purchase Agreement, dated as of October 2, 1997, by and among the Initial Purchasers, the Company and the Subsidiary Guarantors (the "Purchase Agreement"). The Initial Purchasers subsequently placed the Private Notes (i) within the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act and
(ii) to a limited number on institutional "accredited investors," within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act, that agreed in writing to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the Issue Date pursuant to which the Company agreed, for the benefit of the holders, that it will at its expense (i) within 30 days after the Issue Date (the "Filing Date"), file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer (the "Exchange Offer") to exchange the Private Notes for notes of the Company (the "Exchange Notes"), guaranteed by the Subsidiary

Guarantors which Exchange Notes will have terms identical to the Private Notes (except (A) the Exchange Notes will bear a different CUSIP Number from the Private Notes, (B) the issuance of the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (C) holders of the Exchange Notes will not be entitled to certain rights of holders of Private Notes under the Registration Rights Agreement) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company and the Subsidiary Guarantors will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the Private Notes (and the related guarantees). The Company and the Subsidiary Guarantors will keep the Exchange Offer open for acceptance for not less than thirty days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of Private Notes. For each of the Private Notes surrendered pursuant to the Exchange Offer, the holder who surrendered such Private Note will receive an Exchange Note having a principal amount equal to that of the surrendered Private Note. Interest on each Exchange Note will accrue from the Issue Date. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

  Under existing interpretations of the Commission contained in several "no-action" letters to third parties and unrelated to the Company or the Exchange Offer, the Company believes that holders of the Private Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange the Private Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, however, that each holder that wishes to exchange its Private Notes for Exchange Notes will be required to represent (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Company, (iv) if such holder is not a Participating Broker-Dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such holder is a Participating Broker-Dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Private Notes) with the Prospectus contained in the Exchange Offer Registration Statement. The Company and the Subsidiary Guarantors have agreed to make available during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of such Exchange Notes. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption therefrom is available and complied with.

  If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company and the Subsidiary Guarantors are not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 165 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or
(iv) in the case of any holder that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Company or any Subsidiary Guarantor within the meaning of the Securities Act), then in each case, the Company and the Subsidiary Guarantors will (x) promptly deliver to the holders and the Trustee written notice (the "Shelf Notice") thereof and
(y) at their sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), (b) use their best efforts to cause the Shelf

Registration Statement to be declared effective under the Securities Act and
(c) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that it is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification rights and obligations).

  If the Company or the Subsidiary Guarantors fails to comply with the above provision or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Notes as follows:

    (i) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the Commission within 30 days following the Issue Date or (B) notwithstanding that the Company and the Subsidiary Guarantors have consummated or will consummate an Exchange Offer, the Company and the Subsidiary Guarantors are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of .50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period; or

    (ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission within 120 days following the Issue Date or (B) notwithstanding that the Company and the Subsidiary Guarantors have consummated or will consummate an Exchange Offer, the Company and the Subsidiary Guarantors are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 90th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either such required effective date. Additional Interest shall accrue on the principal amount of the Notes at a rate of .50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period; or

    (iii) if (A) the Company and the Subsidiary Guarantors have not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 45th day after the date on which the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Notes at a rate of .50% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Notes may not exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (iii) (A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii) (B) above).

Additional Interest on the Private Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clause (i), (ii) or (iii) above will be payable in cash, on the same original interest payment dates as the Private Notes.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement a copy of which will be available upon request to the Company.

TERM OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes accepted in the Exchange Offer. Holders may tender some or all of their Private Notes pursuant to the Exchange Offer. However, Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes bear a different CUSIP Number from the Private Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Private Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Private Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

  As of the date of this Prospectus, $125,000,000 aggregate principal amount of Private Notes were outstanding. This Prospectus and the Letter of Transmittal are being mailed to persons who were Holders of Private Notes on the close of business on the date of this Prospectus.

  Holders of Private Notes do not have any appraisal or dissenters' rights under the Business Corporation Act of Florida or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Private Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise the certificates for any such unaccepted Private Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on January 30, 1998, unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, each prior to 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Private Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

  Interest on the Exchange Notes will accrue from the Issue Date, i.e., October 7, 1997, payable semi-annually in arrears on each of April 1 and October 1 of each year, commencing April 1, 1998 at the rate of 8 1/2% per annum. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a Holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Private Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Private Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Private Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the second paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such register holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be are required to be guaranteed, such guarantees must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Private Notes at the book-entry transfer facility. The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Private Notes by causing such Book-Entry Transfer Facility to transfer such Private Notes into the Exchange Agent's account with respect to the Private Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Private Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Private Notes and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in their sole discretion to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Issuer shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Private Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, a soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available, (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (j) the tender is made through an Eligible Institution;

    (k) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificates(s) representing the Private Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (l) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificates(s) representing all tendered Private Notes in proper form for transfer (or a confirmation of book-entry transfer of such Private Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

ACCEPTANCE OF PRIVATE NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Private Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Private Notes. See "Conditions" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Private Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent. For each Private Note accepted for exchange, the holder of such Private Note will receive an Exchange Note having a principal amount equal to that of the surrendered Private Note.

  In all cases, issuance of Exchange Notes for Private Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Private Notes or a timely Book-Entry Confirmation of such Private Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (for, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Private Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number(s) and principal amount of such Private Notes, or, in the case of Private Notes transferred by book-entry transfer, the name and number of the account at the

Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Private Notes register the transfer of such Private Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Private Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Any Private Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Private Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Private Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Company or the Subsidiary Guarantors to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or the Subsidiary Guarantors;

    (b) the Exchange Offer violates applicable law or any applicable interpretation of the staff of the Commission; or

    (c) any governmental approval has not been obtained, which approval the Company and the Subsidiary Guarantors shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waiver such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes which have not been withdrawn. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered or accepted for exchange.

EXCHANGE AGENT

  SunTrust Bank, Central Florida, NA, which also acts as Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or CertifiedBy Facsimile Transmission:   By Overnight Courier:
           Mail:



                             SunTrust Bank Central    SunTrust Bank, Central
  SunTrust Bank, Central          Florida, NA               Florida, NA
        Florida, NA             (407) 237-4791        c/o First Chicago Trust
  c/o First Chicago Trust                               Company of New York
    Company of New York   Attn: Theresa Hawkins           Corporate Trust

      Corporate Trust        Confirm by Telephone:           8th Floor
         8th Floor              Theresa Hawkins           14 Wall Street
      14 Wall Street            (407) 237-4791          New York, NY 10005
    New York, NY 10005

                             For Information Call:

                                Theresa Hawkins
                                (407) 237-4791

  DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others to solicit acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Private Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Private Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Private Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or
(iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

  Following the consummation of the Exchange Offer, holders of the Private Notes who were eligible to participate in the Exchange Offer but who did not tender their Private Notes will not have any further registration rights, except with respect to a Shelf Registration Statement in the event that a Shelf Notice is delivered by the Company, and such Private Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Private Notes could be adversely affected.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no intention, nor any arrangement or understanding with any person, to participate in the distribution of such Exchange Notes in violation of the provisions of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such "no-action" letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such Participating Broker-Dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. As contemplated by these "no-action" letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to make certain representations to the Company in the Letter of Transmittal. See "Purpose and Effect of Exchange Offer."

                         BOOK-ENTRY; DELIVERY AND FORM

  Except as described below under "--Certificated Securities," the Private Notes (and the related guarantees) are represented by one or more permanent global certificates in definitive, fully registered form (the "Outstanding Global Notes") and the Exchange Notes will be issued in the form of one or more, permanent global certificates in definitive fully registered form (the "Exchange Global Notes"). The term "Global Notes" means the Outstanding Global Note, or the Exchange Global Note, as the context may require. The Outstanding Global Notes were deposited on the date of closing of the sale of the Private Notes, and the Exchange Global Notes will be deposited on the date of closing of the Exchange Offer, with the Trustee as custodian for The Depository Trust Company ("DTC"), New York, New York, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant as described below. The Outstanding Global Notes are subject to certain restrictions on transfer set forth therein and will bear a legend regarding such restrictions.

  Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Certificated Securities."

  The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

  DTC has advised the Company that DTC is a limited-purpose company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Exchange Global Notes, DTC will credit the accounts of Participants as designated in the appropriate Letters of Transmittal with portions of the principal amount of Exchange Global Notes and
(ii) ownership of such interests in the Exchange Global Notes will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Exchange Global Notes). Investors in the Exchange Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations that are Participants in such system.

  The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Certificated Securities."

  Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

  Payments in respect of the principal and premium and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

  DTC has advised the Company that its current practices, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

  Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

  The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or their Participants or Indirect Participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Notes in certificated form ("Certificated Securities"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Transfer Restrictions." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal of, interest and premium, if any, on the Global Notes) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Issuers will make all payments of principal of, interest and premium, if any, on the Notes, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading in such Senior Subordinated Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue service ("the Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

  The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer will not be considered a taxable exchange for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Exchange Notes received by a holder of Private Notes will be treated as a continuation of the Private Notes. Accordingly, there will not be any U.S. federal income tax consequences to holders exchanging Private Notes for Exchange Notes in the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Except as provided herein, this Prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes. There is no existing market for the Private Notes. No assurance can be given as to the liquidity of, or trading markets for, the Exchange Notes.

  Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Private Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Private Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Private Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Private Notes (other than certain specified holders) who wishes to exchange Private Notes for Exchange Notes in the Exchange Offer will be required to represent to the Company, among other things, (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the Securities Act,
(iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Company, (iv) if such holder is not a Participating Broker-Dealer, that is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (v) is such holder is a Participating Broker-Dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal also states that by acknowledging that it will deliver a prospectus, and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Private Notes) with the Prospectus contained in the Exchange Offer Registration Statement. The Company and the Subsidiary Guarantors have agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of such Exchange Notes. In addition, until March 8, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver this Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer who hold Private Notes acquired for its own account as a result of market-making activities or other trading activities in connection with resales of Exchange Notes received in exchange of Private Notes.

  The Company will not receive any proceeds from the exchange of Private Notes for Exchange Notes, including those exchanged by Participating Broker-Dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offer other than discounts or commissions of any broker-dealers and will indemnify the holders of the Private Notes (including Participating Broker-Dealers) participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for Private Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make any statement herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend the use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended and supplemented Prospectus to such broker-dealer. If the Company gives any such notice to suspend the use of the Prospectus, it will extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice up to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of Exchange Notes.

  The Company has agreed, pursuant to the Registration Rights Agreement, to pay all expenses incident to the Exchange Offer (other than any underwriting discounts or commissions), including reasonable fees and disbursements of one special counsel for all of the Holders of the Notes. In addition, the Company and the Subsidiary Guarantors agreed to indemnify the holders of the Notes against certain liabilities.

                                 EXPERTS

  The consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of GSMS for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated December 23, 1997, and incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Exchange Notes being offered hereby are being passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................  16
Use of Proceeds............................................................  25
Capitalization.............................................................  26
Selected Consolidated Financial Data.......................................  27
Business...................................................................  28
Management.................................................................  39
Certain Transactions.......................................................  41
Security Ownership by Certain Beneficial Owners and Management.............  42
Description of Credit Facility.............................................  43
Description of Exchange Notes..............................................  44
The Exchange Offer.........................................................  76
Book-Entry; Delivery and Form..............................................  85
Certain Federal Income Tax Considerations..................................  88
Plan of Distribution.......................................................  88
Experts....................................................................  90
Legal Matters..............................................................  90

 UNTIL APRIL 2, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        PHYSICIAN SALES & SERVICE, INC.

    OFFER FOR ALL OUTSTANDING 8 1/2% SENIOR SUBORDINATED NOTES DUE 2007 IN EXCHANGE FOR 8 1/2% SENIOR SUBORDINATED NOTES DUE 2007, REGISTERED UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED

                                ---------------

                                  PROSPECTUS

                                ---------------

                      The Exchange Agent for the Exchange
                                   Offer is:

                            SUNTRUST BANK, CENTRAL
                                  FLORIDA, NA

                                 By Facsimile:
                                (407) 237-5299
                             Confirm by Telephone:
                                (407) 237-4791

                        Attention: Theresa Hawkins

                             By Overnight Courier:
                            SUNTRUST BANK, CENTRAL
                                  FLORIDA, NA
                  c/o First Chicago Trust Company of New York
                                Corporate Trust
                                   8th Floor
                                14 Wall Street
                              New York, NY 10005

                                 By Hand/Mail:
                            SUNTRUST BANK, CENTRAL
                                  FLORIDA, NA
                  c/o First Chicago Trust Company of New York
                                Corporate Trust
                                   8th Floor
                                14 Wall Street
                              New York, NY 10005

                            December 29, 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------